Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Ares Capital Corporation,

Union Acquisition Sub Inc.,

Union Acquisition Sub LLC,

MidCap Financial Investment Corporation,

and

solely for the limited sections expressly set forth herein,

Ares Capital Management, LLC

Dated as of October 26, 2026

i

Appendix A	Definitions

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2026 (this “Agreement”), is made by and among Ares Capital Corporation, a Maryland corporation (“Parent”), Union Acquisition Sub Inc., a Maryland corporation and a direct wholly-owned Subsidiary of Parent (“Acquisition Sub 1”), Union Acquisition Sub LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Acquisition Sub 2” and, together with Acquisition Sub 1, the “Acquisition Subs”), MidCap Financial Investment Corporation, a Maryland corporation (the “Company”), and, solely for purposes of Section 2.1(a)(ii), Section 2.2, Article V, Article VII, Section 6.9, Section 8.1(a), Section 8.3, Section 8.5, Section 8.6 and Article IX (and the defined terms used therein), Ares Capital Management LLC, a Delaware limited liability company (the “Parent External Adviser”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

W I T N E S S E T H:

WHEREAS, each of Parent and the Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act;

WHEREAS, the Board of Directors of the Company (the “Company Board”) established a special committee consisting only of disinterested directors (the “Special Committee”) to, among other things, determine and recommend to the Company Board whether a potential transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate);

WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers (as defined below), on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, and (b) recommended that the Company Board (i) determine that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approve and declare advisable this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (iii) subject to approval by the Company Board, submit the Mergers to the stockholders of the Company for their approval and recommend that the stockholders of the Company vote in favor of the approval of the Mergers (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Company Board (acting upon the Special Committee Recommendation) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable the form, terms and provisions of this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions contained herein, (c) directed that the Mergers be submitted to the stockholders of the Company for their approval and (d) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Mergers;

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors or similar governing body of Acquisition Sub 1 and Acquisition Sub 2 have, by resolutions adopted by directors or similar governing members, unanimously (a) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub 1 and Acquisition Sub 2, as applicable, and (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub 1 and sole member of Acquisition Sub 2, has approved and adopted this Agreement and the transactions contemplated hereby (including the Mergers);

WHEREAS, the parties intend that Parent shall cause Acquisition Sub 1 to merge with and into the Company (the “First Merger”), with the Company surviving as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the parties intend that, immediately after the First Merger, the Surviving Corporation shall merge with and into Acquisition Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquisition Sub 2 surviving as a wholly-owned Subsidiary of Parent (the “Surviving Company”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the MGCL and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent, Acquisition Sub 1 and Acquisition Sub 2 to enter into this Agreement, certain stockholders of the Company have entered into voting agreements (the “Voting Agreements”) pursuant to which such stockholders have, among other things and subject to the terms and conditions set forth therein, agreed to vote all of the shares of capital stock of the Company beneficially owned by such stockholders in favor of the approval and adoption of this Agreement, the Mergers and the transactions contemplated herein;

WHEREAS, for United States federal income Tax purposes, the Mergers taken together, are intended to qualify for the Intended Tax Treatment; and

WHEREAS, each of Parent, Acquisition Sub 1, Acquisition Sub 2, the Company and, solely for the limited purposes expressly stated herein, Parent External Adviser, desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

THE MERGERS

Section 1.1            The Mergers.

(a)            Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, Acquisition Sub 1 shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub 1 shall cease, and the Company shall continue as the surviving corporation. By virtue of the transactions described in Section 2.1(a) hereof, upon consummation of the First Merger, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.

(b)            Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, immediately after the Effective Time and as part of a single integrated transaction with the First Merger, the Surviving Corporation shall be merged with and into Acquisition Sub 2, whereupon the separate existence of the Surviving Corporation shall cease, and Acquisition Sub 2 shall continue as the surviving limited liability company. By virtue of the transactions described in Section 2.1(b) hereof, upon consummation of the Second Merger the Surviving Company shall be a wholly-owned Subsidiary of Parent.

Section 1.2            The Closing. Subject to the provisions of Article VII, the closing of the First Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on the first day of a calendar month (or, if such date is not a Business Day, the next Business Day) that is at least three Business Days after the date on which the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (the date on which the Closing occurs being the “Closing Date”). The Closing shall take place virtually via the exchange of executed documents and other deliverables.

Section 1.3            Effective Time.

(a)            Concurrently with the Closing, the Company and Acquisition Sub 1 shall cause articles of merger with respect to the First Merger (the “First Merger Filing”) to be executed and filed with, and accepted for record by, the Department of Assessments and Taxation of the State of Maryland (“SDAT”) as provided under the MGCL. The First Merger shall become effective on the date and time at which the First Merger Filing has been duly filed with, and accepted for record by, SDAT or at such other date and time as is permitted by the MGCL, agreed in writing between Parent and the Company and specified in the First Merger Filing (such date and time being hereinafter referred to as the “Effective Time”).

(b)            Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, Acquisition Sub 2 and the Surviving Corporation shall cause (i) articles of merger with respect to the Second Merger (the “Articles of Second Merger”) to be executed and filed with SDAT and (ii) a certificate of merger with respect to the Second Merger (together with the Articles of Second Merger, the “Second Merger Filings”) to be filed with the SDAT and the Delaware Secretary, in each case, as provided under the MGCL and the DLLCA. The Second Merger shall become effective on the date and time at which the Second Merger Filings have been duly filed with, and accepted for record by, SDAT and the Delaware Secretary or at such other date and time (which shall be on the Closing Date and following the Effective Time) as determined by Parent and specified in the Second Merger Filings (such date and time being hereinafter referred to as the “Second Effective Time”).

(c)            The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the MGCL and the DLLCA, as the case may be. Without limiting the generality of the foregoing, (i) from and after the Effective Time, the Surviving Corporation shall possess all property, rights, privileges, powers and franchises of the Company and Acquisition Sub 1, and all of the obligations, liabilities, and duties of the Company and Acquisition Sub 1 shall become the obligations, liabilities and duties of the Surviving Corporation, and (ii) from and after the Second Effective Time, the Surviving Company shall possess all property, rights, privileges, powers and franchises of the Surviving Corporation and Acquisition Sub 2, and all of the obligations, liabilities, and duties of the Surviving Corporation and Acquisition Sub 2 shall become the obligations, liabilities and duties of the Surviving Company.

Section 1.4            Charter and Bylaws.

(a)            The Surviving Corporation’s charter shall be amended and restated as of the Effective Time such that the articles of incorporation of Acquisition Sub 1, as in effect immediately prior to the Effective Time, shall be the Surviving Corporation’s charter after the Effective Time (except the references to Acquisition Sub 1’s name shall be replaced by references to “MidCap Financial Investment Corporation”), until later amended as provided by Law and such charter. The bylaws of Acquisition Sub 1, as in effect immediately prior to the Effective Time, shall be the Surviving Corporation’s bylaws after the Effective Time, until later amended as provided by Law, the charter of the Surviving Corporation and such bylaws (except the references to Acquisition Sub 1’s name shall be replaced by references to “MidCap Financial Investment Corporation”).

(b)            The certificate of formation of Acquisition Sub 2, as in effect immediately prior to the Second Effective Time, shall continue to be the Surviving Company’s certificate of formation after the Second Effective Time, until later amended as provided by Law and such certificate of formation. The limited liability company agreement of Acquisition Sub 2, as in effect immediately prior to the Second Effective Time, shall continue to be the Surviving Company’s limited liability company agreement after the Second Effective Time, until later amended as provided by Law, the certificate of formation of Acquisition Sub 2 and such limited liability company agreement.

Section 1.5            Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub 1 immediately prior to the Effective Time, each to hold office in accordance with the charter and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.

Section 1.6            Officers. The officers of Acquisition Sub 1 as of the Effective Time shall be the officers of the Surviving Corporation effective as of, and immediately following, the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Surviving Corporation as of the Second Effective Time shall be the officers of the Surviving Company effective as of, and immediately following, the Second Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Article II

EFFECT OF THE MERGERS ON CAPITAL STOCK

Section 2.1            Effect on Securities.

(a)            First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Acquisition Sub 1 or the holders of any securities of the Company or Acquisition Sub 1:

(i)            Cancellation of Company Securities. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and held by a Subsidiary of the Company or held, directly or indirectly, by Parent or Acquisition Sub 1 immediately prior to the Effective Time (collectively, “Canceled Shares”), shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(ii)            Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Canceled Shares) shall be converted into the right to receive (A) $1.21 in cash, without interest, from the Parent External Adviser (such amount of cash, as may be adjusted pursuant to Section 2.1(a)(iv), the “Cash Consideration”), and (B) a number of validly issued, fully paid and non-assessable shares of common stock of Parent, par value $0.001 per share (the “Parent Common Stock”) determined pursuant to the Exchange Ratio (the “Share Consideration”) (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(a)(v)) (the consideration payable in accordance with Section 2.1(a)(ii)(A) and Section 2.1(a)(ii)(B), collectively, the “Merger Consideration”). Each share of Company Common Stock converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(iii)            Conversion of Acquisition Sub 1 Capital Stock. Each share of common stock, par value $0.01 per share, of Acquisition Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(iv)            Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (but specifically excluding sales of Parent Common Stock and issuances of Parent Common Stock pursuant to Parent’s dividend reinvestment plan or otherwise in lieu of a portion of any cash dividend declared by Parent in accordance with this Agreement), the Cash Consideration, the Share Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event, provided that any such adjustment shall not prevent the Mergers from qualifying for the Intended Tax Treatment. Nothing in this Section 2.1(a)(iv) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(v)            Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(a)(v), be entitled under Section 2.1(a)(ii) and (B) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive Trading Days ending with the third (3rd) complete Trading Day immediately prior to the Closing Date, provided that any such payment of cash shall not prevent the Mergers from qualifying for the Intended Tax Treatment. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(a)(v) is not separately bargained-for consideration.

(b)            Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Acquisition Sub 2 or the holders of any securities of the Surviving Corporation or Acquisition Sub 2, each share of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor. The limited liability company interests of Acquisition Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as the limited liability company interests of the Surviving Company immediately following the Second Effective Time.

Section 2.2            Exchange of Shares.

(a)            Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). At or prior to the Effective Time, (i) Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock, and (ii) the Parent External Adviser shall deposit, or cause to be deposited, with the Exchange Agent, cash in an amount equal to the aggregate Cash Consideration into which the shares of Company Common Stock are to be converted (such shares of Parent Common Stock and Cash Consideration provided to the Exchange Agent, together with any dividends or other distributions payable with respect thereto pursuant to Section 2.2(d), are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit referred to in the previous sentence, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(a)(v). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a) and Section 6.19, Parent (with respect to the Deposited Dividend and cash in lieu of fractional shares) and the Parent External Adviser (with respect to the Cash Consideration) shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount equal to the applicable deficiency. The Exchange Fund shall be held for the benefit of the holders of Company Common Stock and applied promptly to making the payments pursuant to Section 2.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a), except as expressly provided for in Section 2.2(e) or Section 6.19.

(b)            As promptly as practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or Book-Entry Shares, as applicable) shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to, or in the case of Book-Entry Shares, upon receipt of an “agent’s message” by, the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify in accordance with Applicable Law and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares. For Book-Entry Shares, Parent shall cooperate with the Exchange Agent to establish procedures so that the Exchange Agent transmits the applicable Merger Consideration to the Depository Trust Company (“DTC”) or its nominees promptly following the Effective Time upon surrender in accordance with DTC’s customary procedures.

(c)            Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with (in the case of a Certificate) a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares, (B) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate or Book-Entry Shares pursuant to Section 2.1(a)(ii), (C) any unpaid dividends or other distributions payable pursuant to Section 2.2(d) or Section 6.19, and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(v), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash payable upon the surrender of the Certificates or Book-Entry Shares.

(d)            Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, in connection with the exchange described in Section 2.2(c), there shall be paid to each holder of the Parent Common Stock issued in exchange for Certificates or Book-Entry Shares, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to the delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c) with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c) and a payment date subsequent to the delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c) payable with respect to such shares of Parent Common Stock.

(e)            In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares are registered, but only if such Certificates or Book-Entry Shares shall be properly transferred, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificates or Book-Entry Shares or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to Parent (in the case of Share Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) and Parent External Adviser (in the case of Cash Consideration) or its designee, upon demand, and any such holders prior to the First Merger who have not theretofore complied with this Article II shall thereafter look only to (i) Parent and the Surviving Company as general creditor thereof for payment of their claims for Share Consideration and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d) and (ii) the Parent External Adviser as general creditor thereof for payment of their claims for the Cash Consideration.

(g)            No Liability. None of Parent, the Parent External Adviser, the Acquisition Subs, the Company, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered and exchanged pursuant to Section 2.2(c) immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of the Surviving Company (in the case of Share Consideration and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) and the Parent External Adviser (in the case of Cash Consideration), in each case free and clear of all claims or interest of any Person previously entitled thereto.

(h)            Withholding. Parent, the Parent External Adviser, the Surviving Corporation, the Surviving Company, the Company, and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Parent External Adviser, the Surviving Corporation, the Surviving Company, the Company, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Company, Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.4            Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Surviving Company for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.5            Dissenter’s Rights. No rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL shall be available to holders of Company Common Stock with respect to the First Merger or the other transactions contemplated by this Agreement. The Company Board has not exercised, and shall not exercise, any discretion under Section 4.7 of the Company’s Articles (as defined below) to make rights of an objecting stockholder or any similar appraisal rights available to stockholders in connection with the First Merger and the transactions contemplated by this Agreement.

Section 2.6            Parent NAV Certificate. Parent shall deliver to the Company, no later than the close of business on the date such calculation is made, a certificate executed by the chief financial officer of Parent setting forth in reasonable detail the calculation of the Parent Net Asset Value and the Parent Per Share NAV and certifying that such calculation was prepared in accordance with the definition of Parent Per Share NAV. Parent shall, and shall cause the Parent External Adviser and the administrator of Parent to, upon the Company’s reasonable request, provide the Company and its Representatives with reasonable access to the supporting documentation used in the preparation of such calculation, and shall consider in good faith any comments of the Company thereon.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:

Section 3.1            Organization and Qualification. Each of the Company and its Subsidiaries (a) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (b) has the requisite entity power and authority to conduct its business as it is now being conducted, to own and use its assets in the manner in which its assets are currently used, and to perform its obligations under all Contracts to which it is a party or by which its assets or properties are bound, except, in the case of this clause (b), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Articles of Restatement (as amended, the “Company’s Articles”) and its Bylaws (as amended, the “Company’s Bylaws”), as currently in effect, are included in the Company SEC Documents filed prior to the date hereof and are in full force and effect and the Company is not in violation of such documents. The Company has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.

Section 3.2            Capitalization; Subsidiaries.

(a)            The authorized capital stock of the Company consists of 130,000,000 shares of Company Common Stock, of which 82,372,628 shares were outstanding as of the close of business on October 23, 2026 (the “Company Capitalization Date”).

(b)            All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of Company Common Stock have been issued in compliance with applicable Law in all material respects. All of the Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.

(c)            All of the issued and outstanding shares of capital stock or other equity or voting securities or interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares, securities or interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity or voting securities or interests of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity or voting securities or interests of such Subsidiary.

(d)            As of the date of this Agreement, there are no outstanding, authorized, promised or committed (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting securities or interest in the Company or any of its Subsidiaries or securities or interests convertible into or exchangeable for such shares, securities or interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or interests of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or interests of the Company or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries or (iv) voting trusts, stockholder agreements or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the ownership, voting or transfer of the capital stock or other equity or voting securities or interests of the Company or any of its Subsidiaries. Neither the Company External Adviser, the Company Administrator nor any of their respective Affiliates has any right to receive, and no amounts are payable by the Company or any of its Subsidiaries to any such Person that are determined in whole or in part by reference to the value, appreciation or other performance of, any capital stock or other equity or voting securities or interests of the Company or any of its Subsidiaries, other than the fees payable under the Company Investment Advisory Agreement and the Company Administration Agreement, each as in effect on the date of this Agreement.

(e)            Each Subsidiary of the Company on the date hereof is listed on Section 3.2(e) of the Company Disclosure Letter. Except as set forth on Section 3.2(e) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of all Liens except for Permitted Liens, and all of such company, partnership or corporate (if applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent the currently effective corporate or other organizational documents for each of its Subsidiaries.

Section 3.3            Authority Relative to Agreement.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Company Stockholder Approval and the filing of the First Merger Filing and the Second Merger Filings with the SDAT and the Delaware Secretary, as applicable, no other corporate action or proceeding on the part of the Company or any of its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement by the Company or any of its Affiliates and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exception”).

(b)            The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders and (ii) resolved to make the Special Committee Recommendation, and, subject to Section 6.6(d), such Special Committee Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

(c)            The Company Board, acting upon the Special Committee Recommendation, has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions contained herein, (iii) directed that the Mergers be submitted to the stockholders of the Company for their approval and (iv) resolved to make the Company Recommendation, and, subject to Section 6.6(d), such Company Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

(d)            Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company’s Articles or the Company’s Bylaws or the charter or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset (including any Intellectual Property Right) of the Company or any of its Subsidiaries is bound or affected, or (iii) require notice to or the consent of the counterparty under, result in any breach of, or constitute a default (with or without notice or lapse of time) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets (including any Intellectual Property Right) are bound, or any Company Lease, or result in the creation of a Lien, upon any of the property or assets (including any Intellectual Property Right) of the Company or any of its Subsidiaries, other than, in the case of this clause (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4            No Conflict; Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (b) the filing of the First Merger Filing and the Second Merger Filings with the SDAT and the Delaware Secretary, as applicable, (c) filings in respect of Taxes, (d) compliance with applicable rules and regulations of NASDAQ, (e) such other items required solely by reason of the participation of Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser in the transactions contemplated hereby, (f) compliance with and filings or notifications under applicable Antitrust Laws and (g) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5            Permits; Compliance with Laws.

(a)            Each of the Company and each of its Subsidiaries is in compliance, and has been operated in compliance, with all Applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act, the Exchange Act and applicable rules and regulations of NASDAQ, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company or its Subsidiaries, oral notification from a Governmental Authority of any non-compliance with any Applicable Laws, which non-compliance has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor the Company External Adviser has received any inquiry, deficiency letter, examination report or comparable communication from the staff of the SEC, other than routine comments that are publicly available via EDGAR as of the date hereof, whether or not such communication relates to non-compliance with any Applicable Laws.

(b)            Each of the Company and each of its Subsidiaries is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act, the Securities Act, the Investment Company Act, the Investment Advisers Act, and other Applicable Laws, if any, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has adopted written valuation policies and procedures meeting the requirements of Rule 2a-5 under the Investment Company Act and complied in all material respects with such written valuation policies and procedures, and the Company Portfolio Companies have been valued in accordance with such written valuation policies and procedures.

(c)            Neither the Company nor any of its Subsidiaries is in default or violation of any Law applicable to the Company or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied, all of which are set forth in Section 3.5(d) of the Company Disclosure Letter.

(e)            The Company and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws as presently conducted, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            To the Knowledge of the Company, no “affiliated person” (as defined under the Investment Company Act) of the Company or the Company External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. All such instances of exemptive relief are set forth in Section 3.5(f) of the Company Disclosure Letter. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing or orally, that would be reasonably likely to result in any such disqualification. Neither the Company External Adviser nor, to the Knowledge of the Company, any “person associated with” (as defined in the Investment Advisers Act) the Company External Adviser is disqualified or ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, and no Proceeding is pending or, to the Knowledge of the Company, threatened in writing that would result in any such disqualification or ineligibility. The Company External Adviser is, and at all times required by the Investment Advisers Act has been, duly registered as an investment adviser under the Investment Advisers Act, and is duly registered, licensed or qualified as an investment adviser in each other jurisdiction where the conduct of its business requires such registration, licensing or qualification.

(g)            The Company Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable) and any exemptive, no-action or interpretive guidance issued by the SEC or its staff. Neither the Company nor the Company External Adviser is in default under the Company Investment Advisory Agreement. The Company Investment Advisory Agreement is a valid and binding obligation of the Company and the Company External Adviser, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(h)            The Company has made available to Parent a complete and correct copy of each material no-action letter and exemptive order issued by the SEC to the Company on which it, or the Company External Adviser, relies in the conduct of its business as conducted on the date of this Agreement, or in the case of the Company External Adviser, relies in the conduct of its business as it relates to the Company as conducted on the date of this Agreement. The Company and the Company External Adviser are in compliance in all material respects with any such material no-action letters and exemptive orders.

(i)            The minute books and other similar records of the Company contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders of the Company, the Company Board and any committee of the Company Board.

Section 3.6            Company SEC Documents; Financial Statements; Enforcement Actions.

(a)            Since January 1, 2023, the Company has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the Company since such date, including any amendments or supplements thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or supplemented, as of the date of the last such amendment or supplement, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Investment Company Act or the Investment Advisers Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of such amendment or supplement) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment or supplement became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, therein not misleading).

(b)            The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(c)            None of the Company or any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 3.7            Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company, any of its Subsidiaries or the Company External Adviser expressly for inclusion or incorporation by reference in (a) the registration statement on Form N-14 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Merger (as amended or supplemented from time to time, the “Form N-14”) will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting (the “Proxy Statement”) will, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including the Acquisition Subs, or to statements made therein based on information supplied by or on behalf of Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser for inclusion or incorporation by reference therein).

Section 3.8            Disclosure Controls and Procedures. The Company and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

Section 3.9            Absence of Certain Changes or Events. Since December 31, 2025 through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) except as set forth on Section 3.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action which would be prohibited by Section 6.1 if taken after the date hereof and (c) there have not occurred any facts, circumstances, events, changes, occurrences or effects that would have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10            No Undisclosed Liabilities. Except (a) as reserved against on the Company Balance Sheet included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (c) as expressly contemplated by this Agreement, (d) for liabilities and obligations to the extent discharged or paid prior to the date of this Agreement and (e) for liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

Section 3.11            Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12            Employee Matters.

(a)            The Company and each of its Subsidiaries (i) does not have, and has never had, any employees or individual independent contractors (other than the members of the Company Board) and (ii) does not sponsor, contribute to, or have any liability with respect to, and has never sponsored, contributed to, or had any liability with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), or any employment, bonus, incentive, vacation, stock option or other equity-based, severance, termination, retention, change of control, fringe benefit, retirement, health, medical or other similar employee benefit plan, program or agreement.

(b)            Neither the Company nor any of its Subsidiaries has, or could reasonably be expected to have, any liability arising from or relating to (i) the classification or treatment of any individual as an independent contractor, consultant, temporary worker, leased employee or other non-employee service provider (including any individual who provides services to or on behalf of the Company or its Subsidiaries pursuant to the Company Investment Advisory Agreement, the Company Administration Agreement or any similar arrangement), (ii) any professional employer organization, staffing, leasing, secondment or similar arrangement, other than the Company Investment Advisory Agreement and the Company Administration Agreement, or (iii) any wages, salary, bonuses, commissions, benefits, payroll Taxes, workers’ compensation, severance, accrued leave or other compensation or benefit obligation with respect to any individual providing services to or on behalf of the Company or its Subsidiaries, other than fees, expense reimbursements and other amounts payable under the Company Investment Advisory Agreement and the Company Administration Agreement in accordance with their terms as in effect on the date of this Agreement.

(c)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) will result in any payment or benefit becoming due to, or the acceleration, vesting, funding or increase of any payment or benefit for, any Person in respect of services performed for or on behalf of the Company or any of its Subsidiaries, other than fees and other amounts payable under the Company Investment Advisory Agreement and the Company Administration Agreement in accordance with their terms as in effect on the date of this Agreement.

Section 3.13            Intellectual Property; Privacy and Data Security.

(a)            Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list of all: (i) patents and patent applications; (ii) Trademark registrations and applications (including internet domain name registrations); and (iii) copyright registrations and applications, in each case that are included in the Company Owned Intellectual Property (“Company Registered Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (x) each item of Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable; and (y) no Proceeding is pending, or to the Knowledge of the Company, has been threatened since January 1, 2023, challenging the validity, enforceability, registration, ownership or scope of any Company Registered Intellectual Property.

(b)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries own or have the right to use all Intellectual Property Rights used or held for use by them in the conduct of their respective businesses as currently conducted; and (ii) the Company or its applicable Subsidiary is the sole and exclusive owner of each item of Company Owned Intellectual Property.

(c)            The conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute, or otherwise violate, and since January 1, 2023, has not infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property Rights of any other Person, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing since January 1, 2023, alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property Rights of any Third Party, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no other Person is infringing, misappropriating, diluting, or otherwise violating any Company Owned Intellectual Property. No Proceeding is pending, or has been threatened in writing by the Company or any of its Subsidiaries since January 1, 2023, alleging that any Third Party has infringed, misappropriated, diluted, or otherwise violated any Company Owned Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality of all trade secrets and other material confidential information owned by the Company and its Subsidiaries; and (ii) no trade secrets or other material confidential information owned by the Company or any of its Subsidiaries has been disclosed by the Company or any of its Subsidiaries to any Person, except for Persons who are subject to contractual, legal or legally enforceable ethical or professional obligations to maintain the confidentiality of such information.

(e)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Persons who have contributed to or participated in the creation or development of any Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries have assigned all of their right, title and interest in or to such Intellectual Property Rights to the Company or one of its Subsidiaries (except to the extent ownership of such Intellectual Property Rights vests in the Company or its Subsidiary by operation of Law).

(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company IT Systems are in good working condition, operate and perform in all respects as required for the operation of the businesses of the Company and its Subsidiaries, and have not malfunctioned or failed since January 1, 2023; (ii) the Company and its Subsidiaries maintain commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery plans, policies and procedures, consistent with industry practice; (iii) the Company and its Subsidiaries have in place commercially reasonable measures to protect the integrity and security of their owned Company IT Systems (and all Personal Information and confidential information stored or contained therein or transmitted thereby); and (iv) there has been no security breach or other unauthorized access to such Company IT Systems since January 1, 2023 which has resulted in the unauthorized access, use, disclosure, deletion, modification, encryption or corruption of any Personal Information or confidential information stored or contained therein or processed thereby (each, a “Company Security Incident”).

(g)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance, and, since January 1, 2023, have been in compliance, with all Company Privacy/Data Security Laws and Company Privacy Requirements, including in the course of the operations of the Company and its Subsidiaries, and (ii) since January 1, 2023, no Proceedings have been pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Company Privacy/Data Security Laws or Company Privacy Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have, since January 1, 2023: (A) received any written notice of any Proceeding from any Person or (B) been required to send to any Person any written notice, in each case of (A) and (B), concerning any Company Security Incident or any actual or alleged violation of any Company Privacy Requirements.

Section 3.14            Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            The Company and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate and (ii) paid all Taxes due and payable (whether or not shown as due on such Tax Returns), except for Taxes contested in good faith or for which adequate reserves have been established on the financial statements in accordance with GAAP.

(b)            There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Taxing Authority in respect of Taxes of or with respect to the Company or any of its Subsidiaries.

(c)            All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties, and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)            Neither the Company nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary income Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries) or (ii) any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or otherwise as a matter of Law.

(e)            Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

(f)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g)            Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(h)            The Company has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC with respect to its first taxable year ending March 31, 2005, and with respect to each taxable year thereafter and expects to continue to qualify through the Effective Time. No challenge to the Company’s status as a RIC is pending or has been threatened in writing. For each taxable year of the Company ending on or before the Effective Time, the Company has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for these purposes that any dividend declared by the Company after the date of this Agreement has been timely paid). All dividends (as defined in Section 316 of the Code) paid by the Company in any taxable year for which the applicable statute of limitations remains open (including its taxable year ending on the Effective Time) shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. Since the taxable year ending March 31, 2005, the Company has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply.

(i)            The Company does not directly or indirectly hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(j)            Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code.

(k)            The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 3.15            Material Contracts.

(a)            Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party, except for this Agreement, that:

(i)            constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company or any of its Subsidiaries;

(ii)            is a material partnership, limited liability company, joint venture or other similar Contract;

(iii)            is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture, or other Contract or commitment (other than those solely between or among the Company and any of its Subsidiaries (excluding, for the avoidance of doubt, any CLO among the Company or any of its Subsidiaries)) relating to Indebtedness for borrowed money of the Company or its Subsidiaries (whether outstanding or as may be incurred) in an amount in excess of $5,000,000 individually;

(iv)            contemplates future payments to or from the Company or any of its Subsidiaries in excess of $2,000,000 in any one year (other than any payment to or from the Company or any of its Subsidiaries, on the one hand, to or from any Company Portfolio Company, on the other hand, that is made in the ordinary course of business);

(v)            is a Contract (A) that licenses or otherwise grants to the Company or any of its Subsidiaries a right to use or exploit any material Intellectual Property Rights owned by a Third Party, but excluding any licenses of shrink-wrap, click-wrap and off-the-shelf software or technology, or any other non-exclusive licenses of software or technology that is generally commercially available with one-time or annual license, maintenance, support and other fees; or (B) that licenses or otherwise grants to a Third Party a right to use or exploit any material Company Owned Intellectual Property, other than non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business;

(vi)            is solely between or among the Company or any of its Subsidiaries, on the one hand, and one or more of (A) the Company External Adviser or any of its Subsidiaries or Affiliates (in each case, other than the Company and its Subsidiaries) or (B) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A), on the other hand, and to which no other Person is a party;

(vii)            contains any non-competition or other restrictive covenant or is a Contract that, upon consummation of the Mergers, will obligate Parent, the Surviving Company, the Parent External Adviser or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive, most-favored-nations or preferential basis;

(viii)            is a Contract between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer, stockholder holding five percent (5%) or more of any class of outstanding capital stock or other equity or voting securities or interests of the Company or any Affiliate of such Person, on the other hand;

(ix)            is with a Governmental Authority or relates to an Order or Consent of any Governmental Authority to which the Company, any of its Subsidiaries or, if it pertains to the Company and its Subsidiaries, the Company External Adviser is subject;

(x)            is a Contract (including a Contract relating to acquisitions or dispositions of investments of controlling interests in Company Portfolio Companies but excluding any Contract relating to acquisitions or dispositions of debt investments in any Company Portfolio Company) relating to the acquisition or disposition of any business, assets, equity or operations (whether by merger, sale of stock, sale of assets or otherwise) (A) that has not yet been consummated, (B) pursuant to which the Company or any of its Subsidiaries has any non-de minimis ongoing obligations, (C) pursuant to which the Company or any of its Subsidiaries would reasonably be expected to be required to pay consideration in excess of $5,000,000 or (D) pursuant to which any other Person has the right to acquire any business, assets, equity or operations of the Company or any of its Subsidiaries with a purchase price (or total consideration realizable by or payable to the Company or any of its Subsidiaries) of more than $5,000,000; or

(xi)            is a Contract for the purpose of another Person providing investment advisory or investment management services to the Company or any of its Subsidiaries (including the Company Investment Advisory Agreement).

(b)            Neither the Company nor any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in breach of or in default) under the terms of, or has taken any action or received any written communication that would reasonably be expected to result in the termination, acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any existing CLO or any agreements related thereto to which it is a party, and no event or condition exists that, with the giving of notice or lapse of time or both, would constitute such a breach or default. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and the other parties thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 3.16            Real Property.

(a)            Neither the Company nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

(b)            Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all leases, subleases, licenses and other agreements pursuant to which the Company or any Subsidiary occupies or uses real property (together with any amendments or modifications or supplements thereto and guarantees thereof, collectively, the “Company Leases” and all real property subject thereto, including all improvements, structures or fixtures located thereon or thereunder, collectively, the “Company Leased Real Property”), a complete and correct copy of each of which has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have a valid leasehold, subleasehold or license interest in the Company Leased Real Property pursuant to the Company Leases, in each case, free and clear of all Liens other than Permitted Liens. Each Company Lease is a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, the other parties thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(c)            As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a Company Lease or any lender alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default or breach under such Company Lease and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Company Lease, in each case, that has had or would reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

(d)            Neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation or eminent domain proceeding affecting any Company Leased Real Property.

(e)            Neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Company Leased Real Property or any lender alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 3.17            Environmental. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Permits required for their respective operations under applicable Environmental Laws;

(b)            there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c)            neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and

(d)            neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law.

Section 3.18            Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The Company has opted out of the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL in the Company’s Bylaws, and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States (any such Laws, “Takeover Statutes”) are applicable to this Agreement, the Voting Agreements, the Mergers or the other transactions contemplated by this Agreement.

Section 3.19            Vote Required. The approval of the Mergers by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of capital stock or other equity or voting securities or interests of the Company that is required in connection with the consummation of the Mergers. Each holder of shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting is entitled to one vote per share. No supermajority vote, including any two-thirds or 80% stockholder approval threshold, is required under the Company’s Articles, the Company’s Bylaws or the MGCL in connection with the transactions contemplated hereby.

Section 3.20            Brokers. No investment banker, broker or finder other than Moelis & Company LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or the Company Board or the Special Committee.

Section 3.21            Opinion of Financial Advisor. The Special Committee has received the opinion of Moelis & Company LLC, which, if provided orally will be subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.22            Insurance. The Company or its Affiliates have paid, or caused to be paid, all premiums due under all material insurance policies covering the Company or its Subsidiaries and have not received written notice that the Company or its Subsidiaries are in default with respect to any obligations under such policies. All such insurance policies are in full force and effect, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any claim under any existing insurance policy, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23            Investment Assets.

(a)            As of the date of this Agreement, each of the Company and each of its Subsidiaries owns all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of the date of this Agreement, there have been no material changes to the amount of securities, Indebtedness and other financial instruments (including CLOs) listed on the Company’s most recent schedule of investments included in the Company SEC Documents, including any increase in the amount of securities, Indebtedness and other financial instruments owned by the Company or its Subsidiaries that are not treated as “qualifying assets” under Section 55(a) of the Investment Company Act.

(b)            The Company and its Subsidiaries have been duly appointed as collateral manager (or similar) in relation to each Existing CLO and have provided to Parent, as of the date hereof, true and correct copies of all collateral manager (or similar) agreements, trust deeds, retention letters (or documents materially similar thereto), and/or final offering circulars (whether from the original issuance of an Existing CLO, or the latest offering circular from each refinancing or reset of the Existing CLO) for each Existing CLO together with all amendments, supplements and modifications thereto. No event has occurred and remains ongoing which is likely to give rise to the dismissal of the Company or any of its Subsidiaries as collateral manager of any Existing CLO.

(c)            The “Collateral Manager Information” (or similar term as defined in the final offering memorandum or final offering circular with respect to each Existing CLO (whether from the original issuance of the Existing CLO or the final offering circular from each refinancing or reset of the Existing CLO)), as of its date of publication, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)            The Company and its Subsidiaries have no outstanding liability resulting from a “collateral manager breach” (or similar) under any indemnification provision of any applicable transaction documents in relation to any Existing CLO. No payments of any costs, fees or expenses to the Company or any of its Subsidiaries currently due and payable are outstanding pursuant to any applicable transaction documents in relation to any Existing CLO other than in the ordinary course of trading.

(e)            No “Cause” (or similar term as defined in the final offering memorandum or final offering circular with respect to any Existing CLO) has occurred and is outstanding in respect of the Company or any of its Subsidiaries.

(f)            There has been no invalidity, unenforceability, expiration or termination, or grounds for termination, avoidance, rescission, determination of material change or repudiation of, any transaction documents to which the Company or any of its Subsidiaries are party in its capacity as collateral manager of a CLO.

Section 3.24            Related Party Agreements. Section 3.24 of the Company Disclosure Letter sets forth a complete and accurate list of all material agreements between the Company or any of its Subsidiaries, on the one hand, and any “affiliated person” (as defined under the Investment Company Act) of the Company, any of its Subsidiaries or the Company External Adviser, on the other hand, including the Company Investment Advisory Agreement and the Company Administration Agreement. Each such agreement complies in all material respects with the requirements of Sections 17 and 57 of the Investment Company Act, to the extent applicable. The Company and its Subsidiaries have received any required exemptive relief from the SEC necessary to conduct co-investment transactions with affiliated funds managed by affiliates of the Company External Adviser.

Section 3.25            ERISA Matters. The Company and each of its Subsidiaries (i) does not hold and is not deemed to hold, and has never held or been deemed to hold, “plan assets” (within the meaning of the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”)) of any “benefit plan investor” (within the meaning of Section 3(42) of ERISA), or the assets of any other governmental plan, non-U.S. plan, church plan or any other employee benefit plan, account or arrangement that is subject to any U.S. federal, state, local, non-U.S. or other law that is similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”)), and (ii) is not, and has not at any time been, a “fiduciary” (within the meaning of Section 3(21) of ERISA or under other Similar Law) with respect to any “benefit plan investor” or other plan, account or arrangement.

Section 3.26            Anti-Corruption. In the past five years, neither the Company, nor any Subsidiary, nor any director, officer, employee, or, to the Knowledge of the Company, agent, representative, consultant or any other Person acting on behalf of the Company or any of its Subsidiaries (each a “Company Representative”), has, in each case in their roles as such or otherwise in connection with the business of the Company, (a) directly or knowingly indirectly violated any applicable Anti-Corruption Laws or (b) corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (i) to influence any official act or decision of a Government Official; (ii) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (iii) to induce a Government Official to influence the act or decision of a Governmental Authority; (iv) to secure any improper business advantage; (v) to obtain or retain business in any way related to the Company or any of its Subsidiaries; or (vi) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit. The Company, its Subsidiaries, and their respective Company Representatives have not in the last five years received written notice of or, to the Knowledge of the Company, otherwise been the subject of any allegations or investigations by any Governmental Authority, litigation, or voluntary or directed disclosures to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office), received any whistleblower reports or other allegations, or conducted any internal investigation, in each case regarding any actual, potential, or alleged violation of any Anti-Corruption Law by the Company or any of its Subsidiaries or, to the Knowledge of the Company, a Company Representative in their roles as such or otherwise in connection with the business of the Company. At all times during the past five years, the Company has maintained and enforced or been subject to policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, and Company Representatives with applicable Anti-Corruption Laws.

Section 3.27            Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are, and have been for the past five years, conducted at all times in compliance with applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened. At all times during the past five years, the Company and its Subsidiaries have maintained and enforced or been subject to policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, and the Company Representatives with applicable Anti-Money Laundering Laws.

Section 3.28            Sanctions; International Trade Laws. Section 3.28 of the Company Disclosure Letter sets forth all active Permits that the Company has obtained, or to which it is a party, under International Trade Laws or Sanctions, and identifies any pending applications for such Permits. The Company, its directors, officers, employees, and, to the Knowledge of the Company, agents acting on its behalf have, in each case in their roles as such or otherwise in connection with the business of the Company, (a) since April 24, 2019 with respect to Sanctions and in the last five years with respect to International Trade Laws, (i) complied with applicable International Trade Laws, Sanctions and with the terms and conditions of all Permits identified in Section 3.28 of the Company Disclosure Letter; (ii) maintained in place, implemented, and enforced or been subject to controls and systems, including policies and procedures, reasonably designed to comply with applicable International Trade Laws and Sanctions; (iii) not received in writing any notice, inquiry, indictment, or allegation from any Governmental Authority regarding any actual, potential, or alleged violation of Sanctions or International Trade Laws; (iv) not made any voluntary or involuntary disclosure to any Governmental Authority regarding any actual or potential violation of Sanctions or International Trade Laws; and (v) not, to the Knowledge of the Company, been the subject of or otherwise involved in an investigation or enforcement action by any Governmental Authority or other legal proceeding with respect to any actual or alleged violations of International Trade Laws or Sanctions, or been notified in writing of any such pending or threatened actions; and (b) since April 24, 2019, not engaged in any dealings or transactions, directly or knowingly indirectly, in a Sanctioned Country or with or involving a Sanctioned Person, except as disclosed in Section 3.28 of the Company Disclosure Letter. None of the Company nor any director, officer, employee, or agent of the Company is or has been since April 24, 2019, a Sanctioned Person.

Section 3.29            No Other Representations or Warranties. The Company acknowledges that, as of the date hereof, it and its Representatives: (i) have received access to books and records, facilities, properties, premises, equipment, contracts and other assets of Parent and its Subsidiaries and the Parent Portfolio Companies which Parent and its Representatives have made available to them, and to the electronic data room in connection with the transactions contemplated hereby; (ii) have received and may continue to receive from Parent and its Subsidiaries and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding Parent and its Subsidiaries and the Parent Portfolio Companies and their respective businesses and operations (collectively, “Parent Forecasts”); and (iii) have had opportunities to meet with the management of Parent and to discuss the business and assets of Parent and its Subsidiaries and the Parent Portfolio Companies. The Company acknowledges and agrees that there are uncertainties inherent in attempting to make Parent Forecasts, and it shall have no claim against Parent, its Subsidiaries, the Parent External Adviser, the Parent Portfolio Companies or any of their respective Representatives with respect to any such Parent Forecasts, except to the extent any such Parent Forecast is expressly included in a representation or warranty contained in Article IV or in any certificate delivered pursuant hereto. Except for the representations and warranties contained in this Article III or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or any Company Portfolio Company, or with respect to any other information provided to Parent, Acquisition Sub 1 or Acquisition Sub 2 or any of their respective Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Acquisition Sub 1, Acquisition Sub 2 or any other Person resulting from the distribution or failure to distribute to Parent, Acquisition Sub 1, Acquisition Sub 2, or Parent’s, Acquisition Sub 1’s or Acquisition Sub 2’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent, Acquisition Sub 1 or Acquisition Sub 2 in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant hereto. Nothing in this Section 3.29 shall limit any claim for Fraud.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUISITION SUB 1 AND ACQUISITION SUB 2

Except as disclosed in the Parent SEC Documents filed by Parent prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or as disclosed in the Parent Disclosure Letter, Parent, Acquisition Sub 1 and Acquisition Sub 2 hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization and Qualification. Each of Parent and its Subsidiaries (including Acquisition Sub 1 and Acquisition Sub 2) (a) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (b) has the requisite entity power and authority to conduct its business as it is now being conducted, to own and use its assets in the manner in which its assets are currently used, and to perform its obligations under all Contracts to which it is a party or by which its assets or properties are bound, except, in the case of this clause (b), where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries (including Acquisition Sub 1 and Acquisition Sub 2) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents (except to the extent filed with the Parent SEC Documents filed prior to the date hereof), as currently in effect, and neither Parent, Acquisition Sub 1 nor Acquisition Sub 2 is in violation of such documents. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.

Section 4.2            Capitalization; Subsidiaries.

(a)            The authorized capital stock of Parent consists of (i) 1,000,000,000 shares of Parent Common Stock, of which 722,194,973 were outstanding as of the close of business on October 22, 2026 (the “Parent Capitalization Date”), and (ii) zero shares of preferred stock of Parent, par value $0.001 per share, of which zero shares were outstanding as of the Parent Capitalization Date. Neither Acquisition Sub 1 nor Acquisition Sub 2 has any Subsidiaries or any shares of preferred stock authorized, issued or outstanding.

(b)            All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of Parent Common Stock have been issued in compliance with applicable Law in all material respects. All of the Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.

(c)            All of the issued and outstanding shares of capital stock or other equity or voting securities or interests of each of Acquisition Sub 1 or Acquisition Sub 2 are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares, securities or interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. Neither Acquisition Sub 1 nor Acquisition Sub 2 has or is bound by any outstanding rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity or voting securities or interests of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity or voting securities or interests of such Subsidiary.

(d)            As of the date of this Agreement, there are no outstanding, authorized, promised or committed (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Parent, Acquisition Sub 1 or Acquisition Sub 2 is a party obligating Parent, Acquisition Sub 1 or Acquisition Sub 2 to issue, transfer or sell any shares of capital stock or other equity or voting securities or interest in Parent, Acquisition Sub 1 or Acquisition Sub 2 or securities convertible into or exchangeable for such shares or equity or voting securities or interests, (ii) contractual obligations of Parent, Acquisition Sub 1 or Acquisition Sub 2 to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or interests of Parent, Acquisition Sub 1 or Acquisition Sub 2 or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or interests of Parent, Acquisition Sub 1 or Acquisition Sub 2, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent, Acquisition Sub 1 or Acquisition Sub 2 or (iv) voting trusts, stockholder agreements or other similar agreements or understandings to which Parent, Acquisition Sub 1 or Acquisition Sub 2 is a party with respect to the ownership, voting or transfer of the capital stock or other equity or voting securities or interests of Parent, Acquisition Sub 1 or Acquisition Sub 2. Neither the Parent External Adviser, the administrator of Parent nor any of their respective Affiliates has any right to receive, and no amounts are payable by Parent or any of its Subsidiaries to any such Person that are determined in whole or in part by reference to the value, appreciation or other performance of, any capital stock or other equity or voting securities or interests of Parent, Acquisition Sub 1 or Acquisition Sub 2, other than the fees payable under the Parent Investment Advisory Agreement and the Parent Administration Agreement, each as in effect on the date of this Agreement.

Section 4.3        Authority Relative to Agreement.

(a)         Each of Parent, Acquisition Sub 1 and Acquisition Sub 2 has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Acquisition Sub 1 and Acquisition Sub 2, and the consummation by Parent, Acquisition Sub 1 and Acquisition Sub 2 of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate or limited liability company action by Parent, Acquisition Sub 1 and Acquisition Sub 2, and except for the filing of the First Merger Filing and the Second Merger Filings with the SDAT and the Delaware Secretary, as applicable, no other corporate or limited liability company action or proceeding on the part of Parent, Acquisition Sub 1 or Acquisition Sub 2 is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Acquisition Sub 1 and Acquisition Sub 2 and the consummation by Parent, Acquisition Sub 1 and Acquisition Sub 2 of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Acquisition Sub 1 and Acquisition Sub 2 and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent, Acquisition Sub 1 and Acquisition Sub 2, enforceable against each of Parent, Acquisition Sub 1 and Acquisition Sub 2 in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(b)         The Parent Board and the board of directors or similar governing body of Acquisition Sub 1 and Acquisition Sub 2 have, by resolutions adopted by directors or similar governing members at a meeting duly called and held or by written consent, unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub 1 and Acquisition Sub 2, as applicable, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Mergers). Parent, acting in its capacity as the sole stockholder of Acquisition Sub 1 and sole member of Acquisition Sub 2, has approved and adopted this Agreement and the transactions contemplated hereby (including the Mergers).

(c)         Neither the execution and delivery of this Agreement by Parent, Acquisition Sub 1 and Acquisition Sub 2 nor the consummation by Parent, Acquisition Sub 1 and Acquisition Sub 2 of the transactions contemplated hereby will (i) violate any provision of the Parent Organizational Documents or the certificate of incorporation or bylaws (or equivalent organizational documents) of Acquisition Sub 1 or Acquisition Sub 2, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) require notice to or the consent of the counterparty under, result in any breach of, or constitute a default (with or without notice or lapse of time) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which Parent or any of its Subsidiaries is a party or by which any of their properties or assets are bound, or result in the creation of a Lien, upon any of the property or assets of Parent or any of its Subsidiaries, other than, in the case of this clause (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4        No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (b) the filing of the First Merger Filing and the Second Merger Filings with the SDAT and the Delaware Secretary, as applicable, (c) filings in respect of Taxes, (d) compliance with applicable rules and regulations of NASDAQ, (e) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (f) compliance with and filings or notifications under applicable Antitrust Laws and (g) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5        Permits; Compliance with Laws.

(a)         Each of Parent and each of its Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all Applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act, the Exchange Act and applicable rules and regulations of NASDAQ, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any non-compliance with any Applicable Laws, which non-compliance has had and would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any inquiry, deficiency letter, examination report or comparable communication from the staff of the SEC, other than routine comments that are publicly available via EDGAR as of the date hereof, whether or not such communication relates to non-compliance with any Applicable Laws.

(b)         Each of Parent and each of its Subsidiaries is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in reports that it or its Affiliates have filed with the SEC under the Exchange Act, the Securities Act, the Investment Company Act, the Investment Advisers Act and other Applicable Laws, if any, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has adopted written valuation policies and procedures meeting the requirements of Rule 2a-5 under the Investment Company Act and complied in all material respects with such written valuation policies and procedures and Parent’s Portfolio Companies have been valued in accordance with, such written valuation policies and procedures.

(c)         Neither Parent nor any of its Subsidiaries is in default or violation of any Law applicable to Parent or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Parent, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Parent Board and satisfactorily remedied or are in the process of being remedied.

(e)         Parent and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit Parent and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws as presently conducted, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such Permits are valid and in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)         To the Knowledge of Parent, no “affiliated person” (as defined under the Investment Company Act) of Parent or the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no Proceeding pending or, to the Knowledge of Parent, threatened in writing or orally, that would be reasonably likely to result in any such disqualification. Neither the Parent External Adviser nor, to the Knowledge of Parent, any “person associated with” (as defined in the Investment Advisers Act) the Parent External Adviser is disqualified or ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, and no Proceeding is pending or, to the Knowledge of Parent, threatened in writing that would result in any such disqualification or ineligibility. The Parent External Adviser is, and at all times required by the Investment Advisers Act has been, duly registered as an investment adviser under the Investment Advisers Act, and is duly registered, licensed or qualified as an investment adviser in each other jurisdiction where the conduct of its business requires such registration, licensing or qualification.

Section 4.6        Parent SEC Documents; Financial Statements; Enforcement Actions.

(a)         Since January 1, 2023, Parent has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by Parent since such date, including any amendments or supplements thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended or supplemented, as of the date of the last such amendment or supplement, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, the Investment Advisers Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of such amendment or supplement) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment or supplement became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, therein not misleading).

(b)         The consolidated financial statements (including all related notes) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(c)         None of Parent or any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business, or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.7        Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent, Acquisition Sub 1 or Acquisition Sub 2 regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).

Section 4.8        Disclosure Controls and Procedures. Parent and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

Section 4.9        Absence of Certain Changes or Events. Since December 31, 2025 through the date of this Agreement, there have not occurred any facts, circumstances, events, changes, occurrences or effects that would have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10        No Undisclosed Liabilities. Except (a) as reserved against on the Parent Balance Sheet included in the Parent SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date, (c) as expressly contemplated by this Agreement, (d) for liabilities and obligations to the extent discharged or paid prior to the date of this Agreement and (e) for liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

Section 4.11        Litigation. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12        Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)         Parent and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate and (ii) paid all Taxes due and payable (whether or not shown as due on such Tax Returns), except for Taxes contested in good faith or for which adequate reserves have been established on the financial statements in accordance with GAAP.

(b)         There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Taxing Authority in respect of Taxes of or with respect to Parent or any of its Subsidiaries.

(c)         All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties, and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)         Neither Parent nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary income Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries) or (ii) any liability for the Taxes of another Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or otherwise as a matter of Law.

(e)         Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to Parent or its Subsidiaries.

(f)         There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(g)         Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(h)         Acquisition Sub 1 is a newly formed corporation created for the purpose of undertaking the First Merger and is wholly owned directly by Parent. Acquisition Sub 2 is a newly formed limited liability company created for the purpose of undertaking the Second Merger and is treated as a disregarded entity (i.e., as disregarded from Parent) for United States federal income Tax purposes. Prior to the Effective Time, each of Acquisition Sub 1 and Acquisition Sub 2 will not have acquired any assets or engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(i)         Parent has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. Parent has qualified as a RIC with respect to its first taxable year ending on December 31, 2004, and with respect to each taxable year thereafter and expects to continue to qualify for the taxable year that includes the Second Effective Time. No challenge to Parent’s status as a RIC is pending or has been threatened in writing. For each taxable year of Parent ending on or before the Effective Time, Parent has satisfied or will satisfy the distribution requirements imposed on a RIC under Section 852 of the Code and all dividends (as defined in Section 316 of the Code) paid by Parent in any taxable year for which the applicable statute of limitations remains open shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. Since the taxable year ending on December 31, 2015, Parent has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply.

(j)         Within the past two years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code.

(k)         Parent does not directly or indirectly hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(l)         Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 4.13        Brokers. No investment banker, broker or finder other than Wells Fargo Securities, LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including Acquisition Sub 1 and Acquisition Sub 2) or the Parent Board.

Section 4.14        Investment Assets.

(a)        Each of Parent and each of its Subsidiaries owns all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent or any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

(b)         Parent has made available to the Company, prior to the date hereof, a draft of Parent's quarterly report on Form 10-Q for the quarterly period ended September 30, 2026 (the “Parent Draft 10-Q”). The Parent Draft 10-Q has been prepared in good faith from, and in accordance with, the books and records of Parent and its Subsidiaries. As of the date hereof, Parent expects that its quarterly report on Form 10-Q for such period will not differ in any material respect from the Parent Draft 10-Q (except with respect to the disclosure of the transactions contemplated by this Agreement).

Section 4.15        Takeover Statutes. No Takeover Statutes are applicable to this Agreement, the Voting Agreements, the Mergers or the other transactions contemplated by this Agreement by reason of any action taken or omitted to be taken by Parent, Acquisition Sub 1 or Acquisition Sub 2.

Section 4.16        Anti-Corruption. In the past five years, neither Parent, nor any Subsidiary, nor any director, officer, employee, or, to the Knowledge of Parent, agent, representative, consultant or other Person acting on behalf of Parent or any of its Subsidiaries has, in each case in connection with the business of Parent, violated any applicable Anti-Corruption Laws in any material respect. Parent, its Subsidiaries and, to the Knowledge of Parent, their respective Representatives have not in the last five years been the subject of any material allegations or investigations by a Governmental Authority, litigation or voluntary or directed disclosure regarding any actual, potential or alleged violation of any Anti-Corruption Law by Parent or any of its Subsidiaries.

Section 4.17        Anti-Money Laundering Laws. The operations of Parent and its Subsidiaries are, and have been for the past five years, conducted at all times in compliance with applicable Anti-Money Laundering Laws in all material respects, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Parent or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened. At all times during the past five years, Parent and its Subsidiaries have maintained and enforced or been subject to policies and procedures reasonably designed to ensure compliance with applicable Anti-Money Laundering Laws.

Section 4.18        Sanctions; International Trade Laws. Parent, its directors, officers, employees and, to the Knowledge of Parent, agents acting on its behalf have, in each case in connection with the business of Parent, since April 24, 2019 with respect to Sanctions and in the last five years with respect to International Trade Laws, complied with applicable International Trade Laws in all material respects and Sanctions in all respects; maintained controls and systems reasonably designed to comply with applicable International Trade Laws and Sanctions; and not received written notice of, disclosed to a Governmental Authority, or, to the Knowledge of Parent, been the subject of any investigation or enforcement action regarding an actual or alleged violation of International Trade Laws or Sanctions. Neither Parent nor any director, officer, employee or agent of Parent is or has been since April 24, 2019 a Sanctioned Person.

Section 4.19        Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable) and any exemptive, no-action or interpretive guidance issued by the SEC or its staff. Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement is a valid and binding obligation of Parent and the Parent External Adviser, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 4.20        Beneficial Ownership.        Except as set forth on Section 4.20 of the Parent Disclosure Letter, none of Parent, Acquisition Sub 1, Acquisition Sub 2 or any of their respective Subsidiaries beneficially owns any shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

Section 4.21        No Other Representations or Warranties.         Each of Parent, Acquisition Sub 1 and Acquisition Sub 2 acknowledges that, as of the date hereof, they and their Representatives: (i) have received access to books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries and the Company Portfolio Companies which the Company and its Representatives have made available to them, and to the electronic data room in connection with the transactions contemplated hereby; (ii) have received and may continue to receive from the Company and its Subsidiaries and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and the Company Portfolio Companies and their respective businesses and operations (collectively, “Forecasts”); and (iii) have had opportunities to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries and the Company Portfolio Companies. Parent, Acquisition Sub 1 and Acquisition Sub 2 acknowledge and agree that there are uncertainties inherent in attempting to make Forecasts, and they shall have no claim against the Company, its Subsidiaries, the Company External Adviser, the Company Portfolio Companies or any of their respective Representatives with respect to any such Forecasts, except to the extent any such Forecast is expressly included in a representation or warranty contained in Article III or in any certificate delivered pursuant hereto. Except for the representations and warranties contained in this Article IV or in any certificate delivered hereunder, none of Parent, Acquisition Sub 1 or Acquisition Sub 2, nor any other Person on behalf of Parent, Acquisition Sub 1 or Acquisition Sub 2, makes any express or implied representation or warranty with respect to Parent, Acquisition Sub 1 or Acquisition Sub 2, any of their respective Subsidiaries, or any Parent Portfolio Company, or with respect to any other information provided to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. None of Parent, Acquisition Sub 1 or Acquisition Sub 2, nor any other Person, will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant hereto. Nothing in this Section 4.21 shall limit any claim for Fraud.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PARENT EXTERNAL ADVISER

Except as disclosed in the Parent External Adviser Disclosure Letter, the Parent External Adviser hereby represents and warrants to the Company as follows:

Section 5.1        Organization and Qualification. The Parent External Adviser (a) is a limited liability company, duly formed, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation and (b) has the requisite limited liability company power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), as has not had and would not reasonably be expected to have, individually or in the aggregate, an Adviser Material Adverse Effect. The Parent External Adviser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Adviser Material Adverse Effect.

Section 5.2        Authority Relative to Agreement.

(a)         The Parent External Adviser has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent External Adviser, and the consummation by the Parent External Adviser of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action by the Parent External Adviser, and no other limited liability company action or proceeding on the part of the Parent External Adviser is necessary to authorize the execution, delivery and performance of this Agreement by the Parent External Adviser and the consummation by the Parent External Adviser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent External Adviser and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Parent External Adviser, enforceable against the Parent External Adviser in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(b)         Neither the execution and delivery of this Agreement by the Parent External Adviser nor the consummation by the Parent External Adviser of the transactions contemplated hereby will (i) violate any provision of the limited liability company agreement of Ares Capital Management LLC, dated as of April 20, 2004, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Parent External Adviser or by which any property or asset of the Parent External Adviser is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which the Parent External Adviser is a party or by which its properties or assets are bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Parent External Adviser other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have an Adviser Material Adverse Effect.

Section 5.3        No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Parent External Adviser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) applicable requirements of and filings with the SEC under the Securities Act, Exchange Act and the Investment Company Act, (b) filings in respect to Taxes, (c) compliance with applicable rules and regulations of NASDAQ, (d) such other items required solely by reason of the participation of the Company, Parent and their respective Subsidiaries in the transactions contemplated hereby, (e) compliance and filings or notifications under Antitrust Laws and (f) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser has not received any inquiry, deficiency letter, examination report or comparable communication from the staff of the SEC applicable to Parent, other than routine comments that are publicly available via EDGAR as of the date hereof, whether or not such communication relates to non-compliance with any Applicable Laws.

Section 5.4        Sufficient Funds. The Parent External Adviser will have on the Closing Date sufficient funds to make the payment of the Cash Consideration contemplated by Article II.

Section 5.5        Litigation. There is no Proceeding pending or, to the Knowledge of Parent External Adviser, threatened against the Parent External Adviser that would reasonably be expected to have an Adviser Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent External Adviser, investigation by any Governmental Authority involving, the Parent External Adviser that would reasonably be expected to have an Adviser Material Adverse Effect.

Section 5.6        Information Supplied. None of the information supplied or to be supplied by or on behalf of the Parent External Adviser expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except for portions relating expressly to the Company or its Subsidiaries or based on information supplied by or on behalf of the Company.

Section 5.7        No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any certificate delivered hereunder, neither the Parent External Adviser nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Parent External Adviser, any of its Subsidiaries or (except for the representations and warranties expressly set forth in Article IV or in any certificate delivered thereunder) any investment fund advised by it or them, or with respect to any other information provided to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither the Parent External Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V or in any certificate delivered pursuant hereto. Nothing in this Section 5.7 shall limit any claim for Fraud.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1        Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except (a) as may be required by Law, (b) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, and which consent may be delivered by electronic mail), (c) as may be expressly contemplated pursuant to this Agreement or (d) as set forth in Section 6.1 of the Company Disclosure Letter: (x) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct the business of the Company and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by the Company or its Subsidiaries with respect to any of the matters specifically addressed by any other provision of this Section 6.1 will be deemed a breach of this clause (x) unless such action would constitute a breach of one or more of such other provisions and (2) the failure by the Company or any of its Subsidiaries to take any action prohibited by clauses (a) through (t) below will not be deemed to be a breach of this clause (x)), and (y) the Company shall not, and shall cause its Subsidiaries to not:

(a)         amend or otherwise change the Company’s Articles or the Company’s Bylaws (or, other than ministerial changes, such equivalent organizational or governing documents of any of its Subsidiaries);

(b)         except for transactions solely among the Company’s wholly-owned Subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights of the Company or any of its Subsidiaries;

(c)         except for transactions solely among the Company’s wholly-owned Subsidiaries, issue, sell, pledge, dispose, encumber, subject to any Lien or grant any (i) shares of the Company’s or its Subsidiaries’ capital stock or other equity or voting interests or securities (other than issuances of shares of Company Common Stock pursuant to the Company’s dividend reinvestment plan as in effect on the date hereof), (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or its Subsidiaries’ capital stock or other equity or voting interests or securities or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company, any of its Subsidiaries or any of their respective capital stock or other equity or voting interests or securities;

(d)         (i) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (A) dividends and other distributions paid by any wholly-owned Subsidiary of the Company to the Company or any of its wholly-owned Subsidiaries, (B) regular quarterly cash distributions payable by the Company on a quarterly basis consistent with past practices (including as to timing) and the Company’s investment objectives and policies as publicly disclosed as of the date hereof (provided that such dividend shall (i) be determined by the Company Board in good faith such that it does not exceed an amount equal to the sum of (a) the Company’s net investment income generated in the applicable quarter plus (b) for any quarter commencing with the Company’s first quarter of 2027, any other of the Company’s net investment income generated in the immediately preceding quarter that had not previously been distributed by the Company and (ii) not exceed a maximum amount of $0.31 per share of Company Common Stock) (the dividends contemplated by this clause (B), subject to the foregoing proviso, “Quarterly Dividends”), or (C) the authorization and payment of any Tax Dividend or distribution necessary for the Company to maintain its qualification as a RIC or avoid any entity-level Tax, in each case as reasonably determined by the Company after prior consultation in good faith with Parent, or (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity or voting interests or securities of the Company or its Subsidiaries (other than any wholly-owned Subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity or voting interests or securities;

(e)         directly or indirectly acquire or dispose of (including by merger, consolidation or acquisition or disposition of equity or assets (excluding Intellectual Property Rights)), or make any loans, advances, capital contributions or other equity investments in or to, any Person, including any corporation, partnership, limited liability company, other business organization or any division or assets (excluding Intellectual Property Rights), securities or interests thereof, except for any such acquisitions, dispositions, loans, advances, capital contributions or other equity investments:

(i)         made in respect of any merger, consolidation or business combination among the Company’s wholly owned Subsidiaries otherwise permitted hereunder;

(ii)        resulting from the conversion of debt in any existing Company Portfolio Company (as of the date hereof) to any equity-like instrument;

(iii)       dispositions (A) of investments, securities or interests of, or in, Company Portfolio Companies in excess of 98% of the value ascribed to such investment, security or interest in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2026, and not in excess of $5,000,000 in the aggregate or (B) made pursuant to a Pending Sale Agreement, on the terms and conditions set forth therein as of the date of this Agreement;

(iv)       acquisitions made pursuant to a Pending Acquisition Agreement, on the terms and conditions set forth therein as of the date of this Agreement;

(v)        for compliance with unfunded commitment obligations with respect to any Company Portfolio Company investments (whether in the form of equity investments, loans, or similar obligations that would be reflected in the schedule of investments included in the Company’s quarterly or annual reports) listed in Section 6.1(e)(v) of the Company Disclosure Letter;

(vi)       investments in an existing Company Portfolio Company (as of the date hereof) at fair market value in the ordinary course of business consistent with past practice (including such actions taken in coordination with or at the direction of any agent, lender group or other creditors) that do not exceed $5,000,000 in the aggregate; or

(vii)         in any case where the Company or the Company Portfolio Company investment, loan or similar obligation is subject to a compulsory drag-along, call option, prepayment option or redemption, or similar compulsory contractual obligation exercised by a Third Party (and not the Company or any of its Affiliates) to sell, have redeemed or paid off, or otherwise dispose of, any Company Portfolio Company investment pursuant to the contractual terms pertaining to such Company Portfolio Company investment, loan or similar obligation;

(f)         revoke, withdraw or take any action, or knowingly fail to take any action, that would reasonably be expected to result in the revocation or withdrawal of the Company’s election to be regulated as a BDC under the Investment Company Act;

(g)         amend, modify, terminate, waive or grant consent under, or enter into any investment advisory agreement, administration agreement or similar arrangements to which the Company or any of its Subsidiaries is a party, other than the renewal or continuance of any such agreement or arrangement on substantially the same terms as in effect on the date of this Agreement and which are terminable at any time without penalty;

(h)         (i) make or change any income or other material Tax election other than in the ordinary course of business, (ii) make any change to any material method of Tax accounting other than in the ordinary course of business, (iii) amend any income or other material Tax Return other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies, or (iv) agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax;

(i)         amend, enter into, terminate or waive any material rights under, any Company Material Contract, any Company Lease, any Pending Sale Agreement or any material agreement underlying any Company Portfolio Company investment held by the Company, in each case, other than any Company Material Contract or Company Lease (A) in the ordinary course of business consistent with past practice, (B) which would not be materially adverse to the Company or its Subsidiaries and (C) which does not relate to an action otherwise restricted by this Section 6.1);

(j)         (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (other than (A) any draw-downs with respect to the Company Credit Agreement undertaken in the ordinary course of business consistent with past practice and that do not cause the asset coverage ratio (as calculated pursuant to the Investment Company Act) to fall below 150% immediately after such borrowing, and (B) obligations to fund commitments to existing Company Portfolio Companies (as of the date hereof) entered into in the ordinary course of business consistent with past practice), (ii) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than (A) any payment, discharge or satisfaction required pursuant to the terms of the Company Credit Agreement or the Company Indenture, in each case as in effect as of the date of this Agreement, (B) Indebtedness incurred by the Company or its wholly owned Subsidiaries and owed solely to the Company or any of its wholly owned Subsidiaries), (iii) cancel any Indebtedness that is material (individually or in the aggregate) (other than (A) in connection with restructuring of investments in Company Portfolio Companies in the ordinary course of business consistent with past practice and (B) Indebtedness incurred by the Company or its wholly owned Subsidiaries and owed solely to the Company or its wholly owned Subsidiaries) or (iv) waive or amend any claims or rights of substantial value;

(k)         waive material benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than in the ordinary course of business consistent with past practice);

(l)          make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens (except for Permitted Liens);

(m)        commence any Proceedings except with respect to de minimis routine matters in the ordinary course of business and consistent with past practice, or settle any Proceedings other than settlements that result solely in monetary obligations involving payment by the Company or any of its Subsidiaries of (i) the amounts specifically reserved in accordance with GAAP with respect to such Proceeding or claim on the Company’s consolidated financial statements as of the Company Balance Sheet Date, (ii) amounts to be paid from insurance proceeds for the purpose of paying such settlements, (iii) amounts not greater than $1,000,000 in the aggregate or (iv) amounts held as collateral as agent for any Company Portfolio Companies or on behalf of Third Party lenders;

(n)         make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or as otherwise required by Applicable Law;

(o)         enter into a new line of business outside of the Company’s investment objective as described in the Company SEC Documents as of the date hereof (provided, that the foregoing shall not apply in any way to any Company Portfolio Company);

(p)         (i) increase the compensation or benefits payable or to become payable to any of its directors, officers or individual independent contractors; (ii) establish, adopt, enter into, amend, terminate or fund any collective bargaining agreement or employee benefit plan, program or agreement for the benefit of any of its officers, directors or individual independent contractors (including any equity or equity-based plan, program or agreement); (iii) enter into any severance, change of control, retention or transaction bonus agreement with any of its officers, directors or individual independent contractors, or otherwise become obligated to make any severance, change of control, retention, transaction bonus or similar payment to any Person in connection with the transactions contemplated hereby; (iv) hire any employee or individual independent contractor; (v) consent to, approve or authorize any increase in the allocable portion of compensation, overhead or other expenses reimbursable to the Company External Adviser, the Company Administrator or any of their respective Affiliates under the Company Investment Advisory Agreement, the Company Administration Agreement or any other arrangement between the Company or any of its Subsidiaries, on the one hand, and the Company External Adviser, the Company Administrator or any of their respective Affiliates, on the other hand, other than in the ordinary course of business consistent with past practice and the allocation methodology in effect as of the date of this Agreement; or (vi) reimburse, agree to reimburse or authorize the reimbursement of, any transaction bonus, deal bonus, retention payment, change of control payment or other compensation or payment that is contingent on, or related to, the execution of this Agreement or the consummation of the transactions contemplated hereby;

(q)         adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(r)         cancel any material insurance policies, fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms, or maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(s)         sell, transfer, license, assign, cancel, permit to lapse, fail to maintain or otherwise dispose of any Intellectual Property Rights material to the businesses of the Company or any of its Subsidiaries, except for (i) non-exclusive licenses granted in the ordinary course of business and (ii) expirations of Company Registered Intellectual Property at the end of its non-renewable statutory term; or

(t)         enter into any agreement or otherwise commit to do or approve or authorize any of the foregoing.

Section 6.2        Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that during the Interim Period, except (I) as may be required by Law, (II) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned, and which consent may be delivered by electronic mail), (III) as may be expressly contemplated pursuant to this Agreement or (IV) as set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall not, and shall cause its Subsidiaries to not:

(a)        amend or otherwise change the organizational documents of Parent in a manner that is materially adverse to the holders of Company Common Stock;

(b)         revoke, withdraw or take any action, or knowingly fail to take any action, that would reasonably be expected to result in the revocation or withdrawal of Parent’s election to be regulated as a BDC under the Investment Company Act; or

(c)         enter into any agreement or otherwise commit to do or approve or authorize any of the foregoing.

Section 6.3        Preparation of the Form N-14 and the Proxy Statement; Company Stockholders’ Meeting.

(a)         As promptly as practicable after the execution of this Agreement (and in any event, unless agreed otherwise, within thirty (30) days after the date hereof) (i) the Company shall prepare (with Parent’s reasonable cooperation) the Proxy Statement and, in consultation with Parent, shall set potential record dates for the Company Stockholders’ Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form N-14, in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form N-14 declared effective under the Securities Act, and the Proxy Statement cleared of all comments from the SEC, as promptly as practicable after such filing (including by responding to comments from the SEC). Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form N-14 and the Proxy Statement. As promptly as practicable after the Form N-14 shall have become effective (and in no event later than five (5) days thereafter), the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form N-14 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent (including, in the case of Parent, the Parent External Adviser), the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to either the Form N-14 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. Each party shall notify the other promptly of the time when the Form N-14 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form N-14 or for additional information, and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form N-14 or the First Merger.

(b)         Subject to the earlier termination of this Agreement in accordance with Article VIII, the Company shall, as soon as practicable following the effectiveness of the Form N-14 (and in any event within forty (40) calendar days after such declaration of effectiveness), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) solely for the purpose of seeking the Company Stockholder Approval. The record date for the Company Stockholders’ Meeting shall be determined by the Company with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company may postpone or adjourn the Company Stockholders’ Meeting to a later date solely (i) for the absence of a quorum, (ii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present or (iii) if required by Applicable Law; provided, that in no event shall the Company adjourn or postpone the Company Stockholders’ Meeting to a date that is later than five (5) Business Days prior to the Termination Date. Notwithstanding the foregoing, the Company shall, at the request of Parent, adjourn or postpone the Company Stockholders’ Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval; provided, that (A) the Company shall not be required to adjourn or postpone the Company Stockholders’ Meeting pursuant to this sentence on more than two (2) occasions, (B) no such adjournment or postponement shall be to a date that is more than ten (10) Business Days after the date for which the Company Stockholders’ Meeting was previously scheduled, and (C) in no event shall the Company be required to adjourn or postpone the Company Stockholders’ Meeting to a date that is later than five (5) Business Days prior to the Termination Date.

(c)         Subject to Section 6.6(c), the Company shall, through the Company Board (acting upon the recommendation of the Special Committee), make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to lawfully solicit from its stockholders proxies in favor of the approval of the Mergers. The Company shall, upon the request of Parent, request its proxy solicitor to advise Parent one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Except as expressly permitted in Section 6.6, neither the Company Board nor any committee thereof shall (i) withhold or withdraw, or modify or qualify in a manner adverse to Parent, Acquisition Sub 1 or Acquisition Sub 2, or propose publicly to withhold or withdraw, or modify or qualify in a manner adverse to Parent, Acquisition Sub 1 or Acquisition Sub 2, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) approve, authorize, recommend or determine to be advisable, or propose publicly to approve, authorize, recommend or determine to be advisable, any Competing Proposal or (iv) resolve, agree or propose to take any such actions (each such action in clauses (i), (ii), (iii) and (iv) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal (whether or not a Superior Proposal).

Section 6.4        Appropriate Action; Consents; Filings.

(a)         Subject to the terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the First Merger set forth in Article VII to be satisfied, including using reasonable best efforts to obtain all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the parties hereto shall promptly make within 10 Business Days under the HSR Act, and thereafter make any other applications and filings as reasonably determined by Parent are required under other applicable United States or foreign competition, antitrust, merger control or investment Laws (“Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law. The Company and Parent shall each bear and pay fifty percent (50%) of all filing fees and other charges for the filings required under any Antitrust Law by the parties to this Agreement. After consulting with the Company in good faith, Parent will make final decisions with regard to antitrust strategy including with regard to a so-called “pull and refile” and/or in connection with any Second Request for Information, or similar investigation, subject to the efforts and remedy obligations in this Section 6.4.

(b)         Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Parent, the Company, its Subsidiaries and their respective Affiliates shall not (but, if directed by Parent, the Company shall, and shall cause its Subsidiaries to, subject to and conditioned upon the consummation of the Closing) effect or undertake (or agree or consent to) any of the following actions: (i) selling, divesting, licensing or otherwise disposing of, or holding separate, or agreeing to sell, divest, license or otherwise dispose of, any businesses, assets, properties, investments or rights of the Company, Parent, Acquisition Sub 1, Acquisition Sub 2 or any of their respective Affiliates, (ii) terminating, amending or assigning any existing relationships or contractual rights or obligations, (iii) granting any right or commercial or other accommodation to, or entering into any commercial contractual or other commercial relationship with, any Third Party, (iv) imposing, accepting, undertaking or agreeing to limitations on Parent, Acquisition Sub 1 and Acquisition Sub 2, the Company or any of their respective Affiliates that would limit how they, or their freedom to, own, retain, conduct or operate all or any portion of their respective businesses, assets, properties, investments or rights or (v) otherwise offering, proposing, negotiating, agreeing to, committing to or effecting any other remedy, condition, commitment or undertaking of any kind.

(c)         In connection with this Section 6.4, Parent shall lead all communications and strategy for dealing with any Governmental Authority in connection with any review, challenge or Proceeding under Antitrust Laws. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry or Proceeding, (ii) consulting in advance before making any substantive presentations or submissions to a Governmental Authority, (iii) giving the other party reasonable notice of and the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all substantive correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. The Company and Parent, in their reasonable determination in consultation with outside counsel, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Section 6.5        Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the officers, advisors, personnel, agents, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties, personnel and books and records of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would (i)  violate Applicable Law, or violate publicly posted privacy policies applicable to the Processing of Personal Information or the provisions of any Contract to which the Company or any of its Subsidiaries is a party, or (ii) jeopardize any attorney-client, attorney work product or any other legal privilege; provided, that the Company shall (and shall cause its Subsidiaries to) use reasonable best efforts to provide as much information as possible without violating such Applicable Law, Contract, publicly posted privacy policies or privilege. No investigation or access permitted pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The Confidentiality Agreement shall apply mutatis mutandis with respect to information furnished by the Company, the Company External Adviser, the Company’s Subsidiaries and their respective officers, employees and other Representatives hereunder. Without limiting the foregoing, (i) no later than ten (10) days before the end of each calendar month, the Company shall provide Parent a good faith calculation of the Tax Dividends that would be required to be distributed by it to maintain its qualification as a RIC or avoid any entity-level Tax as reasonably determined by the Company if the Closing were to occur at the end of such month, (ii) the Company shall use commercially reasonable efforts to provide Parent with all information reasonably requested by Parent with respect thereto, subject to any applicable confidentiality restrictions, and reasonably cooperate with Parent in connection with its diligence of the amount of such Tax Dividends and (iii) the Company shall use reasonable best efforts to provide any information reasonably requested by Parent to determine whether there are any Consents required, or any registrations, declarations, filings or notices required to be made, pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement.

Section 6.6        No Solicitation.

(a)         Except as expressly provided in Section 6.6(c), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, promptly (and in any event within 24 hours of the execution of this Agreement) (i) cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to a Competing Proposal (an “Inquiry”) and (ii) terminate all physical and electronic data room access previously granted to any such Third Party and request that each Third Party that has previously executed a confidentiality agreement with respect to or that relates to any potential Competing Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement.

(b)         Except as expressly provided in Section 6.6(c) and Section 6.6(d), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage the making of any Competing Proposal or Inquiry, (ii) enter into, continue or otherwise participate in negotiations or discussions with (other than to state that the provisions contained in this Section 6.6 prohibit such discussions), or furnish any non-public information to, or enter into any agreement, arrangement or understanding with, any Third Party relating to a Competing Proposal or any Inquiry (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.6(c)), (iii) grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal or Inquiry or (iv) resolve, agree or propose to do any of the foregoing.

(c)         Notwithstanding anything to the contrary in Section 6.6(a) or Section 6.6(b), at any time prior to the date that the Company Stockholder Approval is obtained, in the event that the Company receives a written Inquiry or a written Competing Proposal from any Third Party that (i) the Company Board (acting upon the recommendation of the Special Committee) determines in good faith to be bona fide, (ii) was unsolicited and (iii) did not otherwise result from a non de-minimis breach of this Section 6.6, the Company and the Company Board and their Representatives may (1) respond to any Person making such Inquiry or Competing Proposal solely to clarify the terms and conditions thereof or (2) engage or participate in negotiations or discussions with, or furnish any information and other access to, the Third Party making such Inquiry or Competing Proposal and its Representatives and Affiliates and prospective debt and equity financing sources that have been specifically engaged for the purpose of financing such Competing Proposal if, with respect to this clause (2), the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Inquiry or Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; provided, that (x) prior to furnishing any non-public information concerning the Company and its Subsidiaries, the Company receives from such Third Party, to the extent such Third Party is not already subject to a confidentiality agreement with the Company, a confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), and (y) the Company shall promptly (and in any event within 48 hours) provide or make available to Parent (I) all notices, descriptions, information, copies and summaries contemplated by Section 6.6(f) and (II) all non-public information concerning it or its Subsidiaries that it provides to any Third Party given such access that was not previously made available to Parent or its Representatives.

(d)         Except as expressly provided in this Section 6.6(d), neither the Company nor the Company Board nor any committee (including the Special Committee) thereof shall effect a Company Adverse Recommendation Change or approve or recommend, and the Company shall not (and shall cause each of its Subsidiaries not to) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract or agreement, in each case constituting or with respect to, any Competing Proposal or Inquiry (each, an “Alternative Acquisition Agreement”) (other than an Acceptable Confidentiality Agreement in accordance with Section 6.6(c)), and neither the Company Board nor any committee thereof (including the Special Committee) shall resolve, agree or publicly propose to take any such actions. Notwithstanding the first sentence of this Section 6.6(d), at any time prior to the receipt of the Company Stockholder Approval, the Company Board (acting upon the recommendation of the Special Committee) may effect a Company Adverse Recommendation Change if (x) an Intervening Event has occurred and is continuing and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the Company directors’ duties under Applicable Law or (y) the Company has received a Competing Proposal after the date of this Agreement that (A) was unsolicited, (B) did not otherwise result from a non de-minimis breach of this Section 6.6 and (C) the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, in which case the Company Board (acting upon the recommendation of the Special Committee) may also cause the Company to terminate this Agreement pursuant to Section 8.1(c)(ii) in order to substantially concurrently enter into an Alternative Acquisition Agreement and all other definitive documentation, including financing commitments, relating to such Superior Proposal, provided, in each case, that:

(i)         the Company shall have provided prior written notice to Parent, at least four (4) Business Days (the “Company Notice Period”) in advance, that it intends to effect a Company Adverse Recommendation Change and, if applicable, cause the Company to terminate this Agreement pursuant to Section 8.1(c)(ii) (a “Notice of Adverse Recommendation”), which notice shall specify in reasonable detail the basis therefor, including if the basis of the proposed action by the Company Board is an Intervening Event, the material facts and circumstances related to such Intervening Event, or, if the basis of the proposed action by the Company Board is a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms and conditions thereof, including a copy of the then-current draft of the definitive agreement providing for such Superior Proposal, any related financing commitments and any related material ancillary agreements (which, in either case, need not include signatures and may contain brackets solely of the type that are completed in or removed from a definitive agreement of that nature prior to the execution thereof);

(ii)         during the Company Notice Period, after Parent’s receipt of the Notice of Adverse Recommendation and prior to effecting such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent, Acquisition Sub 1 and Acquisition Sub 2 and their respective Representatives in good faith (to the extent Parent, Acquisition Sub 1 and Acquisition Sub 2 desire to negotiate) regarding any adjustment or amendment to this Agreement or any other agreement proposed by Parent to make such irrevocable adjustments to the terms and conditions of this Agreement that the Company Board determines (acting upon the recommendation of the Special Committee) in good faith, after consultation with its financial advisor and outside counsel, would obviate the need for the Company to effect the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) and, if applicable, cause such Competing Proposal to no longer constitute a Superior Proposal;

(iii)         any material changes in facts or circumstances relating to such Intervening Event, or material changes in facts or circumstances relating to, or material amendment to terms or conditions of, such Superior Proposal, as applicable, shall, in each case, require a new Notice of Adverse Recommendation and the Company shall be required to comply again with the requirements of this Section 6.6(d) with respect to such new written notice, and a new Company Notice Period shall commence, except that the four (4) Business Day Company Notice Period referenced above shall be reduced to two (2) Business Days; and

(iv)         following the end of the final four (4) or two (2) Business Day Company Notice Period (as applicable), the Company Board (acting upon the recommendation of the Special Committee) shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, taking into account any irrevocable changes to this Agreement or additional agreements proposed in writing by Parent in response to the Notice of Adverse Recommendation, in the case of an Intervening Event, the failure of the Company Board to effect a Company Adverse Recommendation Change would continue to be reasonably expected to be inconsistent with the Company’s directors’ duties under Applicable Law, or, in the case of a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal.

(e)         Nothing contained in this Section 6.6 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under Applicable Law or applicable NASDAQ rules and regulations, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule-14d-9(f) under the Exchange Act, which disclosure or communication shall not be deemed to constitute a Company Adverse Recommendation Change if, and only if, it does not have the substantive effect of withdrawing, qualifying or modifying the Company Recommendation and the Company expressly reaffirms the Company Recommendation in such disclosure or communication.

(f)         The Company shall promptly (and in any event within 36 hours of receipt) notify Parent in writing in the event that it (including its officers, directors or employees) or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their Representatives receives any Inquiry or Competing Proposal from any Third Party, in each case together with a description of the material terms and conditions of any such Inquiry or Competing Proposal, the identity of the Third Party making such Inquiry or Competing Proposal and copies of any written proposal, offer, draft agreement, term sheet or other analogous agreement provided by such Third Party and written summaries of any material oral communications relating thereto. The Company shall keep Parent reasonably informed on a timely basis of the status and details (including within 36 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Inquiry or Competing Proposal, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 36 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Inquiry or Competing Proposal.

(g)         For purposes of this Agreement:

(i)         “Competing Proposal” shall mean any inquiry, proposal, discussions, negotiations or offer from any Third Party (A) with respect to a merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries or (B) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (I) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any mortgage or pledge in connection with a bona fide debt financing transaction entered into in the ordinary course of business consistent with past practice) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty percent (20%) or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, as of the date of such inquiry or proposal, or that generated twenty percent (20%) or more of net revenue or net income of the Company and its Subsidiaries, taken as a whole, for the 12-month period ending on the last day of the Company’s then most recently completed fiscal quarter, or (II) twenty percent (20%) or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any resulting parent company of the Company or any of its Subsidiaries, in each case other than the Mergers.

(ii)         “Superior Proposal” shall mean a bona fide, unsolicited, and written Competing Proposal that is not subject to a financing contingency (with all percentages in the definition of Competing Proposal increased from twenty percent (20%) to fifty percent (50%)) made by a Third Party, on terms that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, and considering all such factors as the Company Board considers in good faith to be appropriate, (A) is more favorable to stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any revisions to the terms and conditions of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under Section 6.6(d)) and (B) is reasonably likely to be completed on the terms proposed on a timely basis.

(h)         The Company agrees that any violation of the restrictions set forth in this Section 6.6 by any of the Company’s Subsidiaries or any of its or their respective officers, directors, managers, partners or employees, or any of its or their agents, accountants, counsel, financial advisors, consultants and other advisors or representatives acting at their direction or on their behalf, shall be deemed to be a breach of this Agreement by the Company.

Section 6.7        Directors’ and Officers’ Indemnification and Insurance.

(a)         Parent, Acquisition Sub 1 and Acquisition Sub 2 agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers or employees, as the case may be, of the Company or its Subsidiaries (collectively, the “D&O Indemnified Parties”), as provided in their respective organizational documents as in effect on the date of this Agreement or in any indemnification Contract made available to Parent prior to the date hereof shall survive the Mergers and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Company to indemnify, defend and hold harmless, and advance expenses (upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined by a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under Applicable Law) to, the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent permitted by Applicable Law as required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement or in any indemnification Contract made available to Parent prior to the date hereof and all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. For a period of six years following the Effective Time, Parent shall cause the Surviving Company’s and any of its successors’ organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability with respect to the D&O Indemnified Parties for the period prior to the Effective Time that are no less favorable to the D&O Indemnified Parties than those set forth in the organizational documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties, in each case for a period of six years following the Effective Time.

(b)         Notwithstanding anything to the contrary contained in this Section 6.7 or elsewhere in this Agreement, following the Effective Time, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding or investigation in which any D&O Indemnified Party is a named defendant unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties named as defendants in such claim, Proceeding or investigation from all liability arising out of such claim, Proceeding or investigation; provided, that such release may contain customary confidentiality or similar obligations.

(c)         Prior to the Effective Time, the Company may, at its option (in consultation with Parent), purchase or bind a six (6) year prepaid “tail” policy on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions at or prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby); provided, that such “tail” policy shall not have a total premium in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance, and in such case the Company shall instead be entitled to purchase as much of such coverage as possible for such amount. If the Company purchases or binds such a policy, Parent shall cause such policy to be maintained in full force and effect for its full term and shall not cancel or modify such policy, and such purchase or binding shall satisfy Parent’s obligation under this Section 6.7(b) to purchase a “tail” policy. If the Company does not purchase or bind such a policy prior to the Effective Time, Parent shall purchase and maintain in full force and effect as of the Closing a six (6) year “tail” policy, on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby); provided, that Parent shall not be required to pay a total premium for such “tail” policy in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

(d)         The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives, and the D&O Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.7, provided that such D&O Indemnified Party provides an undertaking agreeing to reimburse such expenses if it determined by a court of competent jurisdiction that the D&O Indemnified Party is not entitled to indemnification pursuant to this Section 6.7. Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Mergers as provided herein and shall be binding on Parent and the Surviving Company and any of their respective successors and assigns, and this Section 6.7 shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

(e)         If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a material portion of its properties and assets to any Person (including Parent or any of its Affiliates), whether in a single transaction or a series of related transactions, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Company expressly assume and are bound by the obligations set forth in this Section 6.7, and such assumption shall not relieve the Surviving Company of any such obligations, unless such assumption occurs by operation of law.

Section 6.8        Notification of Certain Matters. Subject to Applicable Law, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would be reasonably likely to be material to the Company, the Surviving Corporation, the Surviving Company or Parent, (b) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to this Agreement, the Mergers or the transactions contemplated hereby and (c) any fact, circumstance or development of which the Company or Parent (as applicable) becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied by the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party, and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.9        Public Announcements. Except as otherwise permitted by Section 6.6 (and, for the avoidance of doubt, nothing herein shall limit or expand the rights or obligations of the Company or the Company Board under Section 6.6), prior to any Company Adverse Recommendation Change, the Company, Parent, Parent External Adviser, Acquisition Sub 1 and Acquisition Sub 2 shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and none of the Company, Parent, Acquisition Sub 1 or Acquisition Sub 2 or their respective Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent may be delivered by electronic mail and shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent (a) disclosure is required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto, so long as the disclosing party gives notice to and consults with the other parties prior to making such disclosure to the extent practicable, or (b) the statements included therein with respect to this Agreement or the transactions contemplated hereby are limited to statements consistent with prior communications previously issued in compliance with this Section 6.9. Notwithstanding the foregoing, the Company may, without Parent’s or the Acquisition Subs’ consent, communicate with its employees, Company Portfolio Companies and consultants in a manner consistent with prior communications of the Company previously issued in compliance with this Section 6.9 or a communications plan previously agreed to by Parent and the Company.

Section 6.10        Acquisition Sub 1 and Acquisition Sub 2. Parent will take all actions necessary to (a) cause each of Acquisition Sub 1 and Acquisition Sub 2 to perform its obligations under this Agreement and to consummate the First Merger and Second Merger, as applicable, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, neither Acquisition Sub 1 nor Acquisition Sub 2 shall conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.11        No Control of the Other Party’s Business.

(a)         Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

(b)         Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.12        Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 under the Exchange Act to the extent permitted by Applicable Law.

Section 6.13        Certain Tax Matters.

(a)         For United States federal income Tax purposes, (i) the parties intend that the Mergers, taken together, constitute an integrated plan of the type contemplated in IRS Revenue Ruling 2001-46 and will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Company, Parent and Acquisition Sub 1 are parties under Section 368(b) of the Code, and (iii) the parties intend that the Cash Consideration shall be treated as the receipt of cash consideration in connection with the Mergers and in exchange for Company Common Stock.

(b)         Unless otherwise required by Applicable Law, (i) each of the Company, Parent, Acquisition Sub 1 and Acquisition Sub 2 shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; provided, however, that the foregoing shall not preclude the Company from declaring or paying any Tax Dividend on or before the Closing Date, and (ii) each of the Company, Parent, Acquisition Sub 1 and Acquisition Sub 2 shall report the Mergers and the other transactions contemplated hereby in a manner consistent with the Intended Tax Treatment.

(c)         During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Company take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Parent to fail to qualify as a RIC, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC.

(d)         Each of the Company and Parent shall use its reasonable best efforts to obtain the Tax opinion described in Section 7.3(d), including making representations and covenants reasonably requested by Tax counsel in order to render such Tax opinion. Prior to the Effective Time (or at such other times as reasonably requested by counsel), each of Parent and the Company shall execute and deliver to Tax counsel, tax representation letters reasonably requested by Tax counsel to enable the issuance of the Tax opinion described in Section 7.3(d).

Section 6.14        Credit Agreement. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver, or cause to be delivered, to Parent, (a) at least two Business Days prior to the Closing Date, a substantially final draft of a payoff letter and (b) at or prior to the Closing Date, an executed payoff letter, in each case, in customary form with respect to the Company Credit Agreement (the “Payoff Letter”) from the applicable agent and other applicable parties thereto on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter shall set forth the amount required to effectuate the repayment in full on the Closing Date of all obligations thereunder (including any breakage costs, accrued interest and fees and amounts required under the Company Credit Agreement to cash collateralize or backstop outstanding letters of credit) (the “Payoff Amount”), the instructions for payment of the same to discharge such obligations and authorize all Lien terminations and instruments of discharge releasing and terminating such Lien or security interest, as applicable, upon the receipt of the Payoff Amount. At or prior to the Effective Time, Parent will repay on behalf of the Company and its Subsidiaries the Payoff Amount in the manner set forth in the Payoff Letter. The Company shall, and shall cause its Subsidiaries to, take such other actions as it determines to be necessary or advisable (or that Parent reasonably requests) to effect the lien terminations contemplated by the Payoff Letter upon payoff, including the delivery, taking or making of all required documents or actions under the Company Credit Agreement to effect such lien terminations. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to deliver any notice of prepayment or termination that is not expressly conditioned on the occurrence of the Closing Date, execute any document or instrument that is not effective only upon the Closing Date, or pay any fee or incur any liability prior to the Closing Date.

Section 6.15        Company Indenture. Prior to the Closing Date, the Company and its Subsidiaries shall, upon Parent’s request, (i) issue or cause to be issued one or more notices of optional redemption or similar notices (each of which shall provide that the redemption of the notes shall be contingent upon the Closing) in respect of the then-outstanding notes under the Company Indenture pursuant to the requisite provisions of the Company Indenture and (ii) take such other actions as it determines to be necessary or advisable (or that Parent reasonably requests) to facilitate redemption of such notes at the Closing, including the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds in accordance with this paragraph) under the Company Indenture to effect the redemption of the notes under the Company Indenture and/or the satisfaction and discharge or defeasance of the Company Indenture pursuant to the requisite provisions of the Company Indenture, provided, that in no event shall this Section 6.15 require the Company or any of its Subsidiaries to cause any redemption or termination of the notes or the Company Indenture prior to the occurrence of the Closing (or, if the redemption cannot be effected on the Closing Date in compliance with the Company Indenture, then the earliest date possible after the Closing Date in compliance with the Company Indenture (such notice and redemption documents, the “Note Redemption Documents”)). Parent shall deliver any request pursuant to clause (i) of this Section 6.15 in writing no later than forty-five (45) Business Days prior to the anticipated Closing Date (or (a) such later date as agreed to by the Company and Parent or (b) such earlier date as is necessary to permit the timely delivery of any notice required under the Company Indenture). At the Closing, Parent shall, and shall cause the Surviving Company or Surviving Corporation, as applicable, to take all such steps as may be necessary to redeem the notes under the Company Indenture in accordance with its terms, including depositing (or causing to be deposited) with the trustee under the Company Indenture funds sufficient to pay the full amount of principal and accrued interest, and any and all premiums (including any make-whole amount), fees, costs, expenses, penalties and other amounts payable under the notes and the Company Indenture. The Company shall further deliver to Parent such trustee’s acknowledgement of satisfaction and discharge or defeasance and release of any Liens securing the Company Indenture, in each case in a form and substance reasonably satisfactory to Parent, and each executed by or on behalf of the holders of the then outstanding notes under the Company Indenture by such trustee or agent therefor. Any Note Redemption Documents delivered pursuant to this Section 6.15 and other related documents prepared by or on behalf of the Company in connection therewith shall be subject to the prior review of, and opportunity for comment by, Parent and its counsel, and the Company shall consider in good faith any comments provided by Parent or its counsel. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.15 to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) not conditioned on or delivered substantially concurrently with the occurrence of the Closing.

Section 6.16        Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on NASDAQ, subject to official notice of issuance, at or prior to the Effective Time.

Section 6.17        Takeover Statutes and Provisions. None of the Company, Parent, Acquisition Sub 1 or Acquisition Sub 2 will take any action that would cause the First Merger and related transactions to be subject to requirements or limitations imposed by any Takeover Statutes. Each of the Company and Parent shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the First Merger from, or if necessary to challenge the validity or applicability thereto of, any applicable Takeover Statute, as now or hereafter in effect.

Section 6.18        Stockholder Litigation. The Company shall (a) give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its Representatives relating to this Agreement or any of the transactions contemplated hereby and (b) not settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.19        Coordination of Dividends. Parent and the Company shall coordinate with each other in designating the record and payment dates for any dividends or other distributions to their respective stockholders (including a Tax Dividend), declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur. In the event that a dividend or other distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (a) a record date prior to the Effective Time and (b) not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such dividend or distribution after the Effective Time on the appropriate payment date and, in connection therewith, the Company shall deposit such dividend or other distribution (the “Deposited Dividend”) with the Exchange Agent to be paid to such holders in accordance with Section 2.2 in the same manner as the Cash Consideration. Prior to the Closing Date, if the aggregate amount of (i) all dividends paid by the Company on or prior to the date of this Agreement plus (ii) all dividends declared after the date of this Agreement is less than the amount that should be paid as a dividend to distribute to the Company’s stockholders the amounts set forth in clauses (i) through (iv) of the definition of “Tax Dividend” or otherwise necessary for the Company to maintain its qualification as a RIC as reasonably determined by the Company, the Company shall declare a Tax Dividend. For all federal income tax purposes, to the fullest extent permitted by Applicable Law, Parent and the Company shall treat the payments of any Deposited Dividend and Tax Dividend by the Exchange Agent, as agent on behalf of the Company, pursuant to Section 2.2 as a payment of a dividend considered to have been paid by the Company in the Company’s last federal income tax year pursuant to Section 855 of the Code.

Section 6.20        Share Repurchase Plan and Trading Plans. As soon as reasonably practicable following the execution of this Agreement, the Company will take all necessary corporate action to suspend (i) its share repurchase and any other trading plan adopted in accordance with Rule 10b5-1 under the Exchange Act, subject to applicable notice provisions under such plans and (ii) its dividend reinvestment plan.

Section 6.21        Asset Coverage Requirement. The Company agrees to use its commercially reasonable efforts to maintain “asset coverage” within the meaning of Section 18(h) of the Investment Company Act of at least 150% throughout the Interim Period.

Section 6.22        CLO Consent. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with each other in (a) providing any necessary or advisable notices to, and seeking any consents in connection with the transactions contemplated hereby from, each of the parties set forth on Section 6.22 of the Company Disclosure Letter and (b) otherwise taking such actions as may be reasonably requested by the other party in connection therewith. The Company and Parent shall, and shall cause their respective Subsidiaries to, take the actions set forth on Section 6.22 of the Company Disclosure Letter.

Article VII

CONDITIONS TO THE MERGERS

Section 7.1        Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)         the Company shall have obtained the Company Stockholder Approval;

(b)         the issuance of Parent Common Stock in connection with the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(c)         the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order;

(d)         (i) any applicable waiting period (and any extension or related voluntary commitments thereof) under the HSR Act relating to the consummation of the First Merger shall have expired or early termination thereof shall have been granted or (ii) any Consents required, or any registrations, declarations, filings or notice required to be made, pursuant to any Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement in any non-U.S. jurisdiction, as reasonably determined by Parent (after providing the Company a reasonable opportunity to review and comment on such determination and considering in good faith any comments reasonably proposed by the Company), shall have been filed, occurred or obtained, as applicable (or any applicable waiting period thereunder shall have expired or been terminated or shall have been deemed to have occurred or been obtained); and

(e)         no Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the First Merger.

Section 7.2        Conditions to Obligations of Parent and Acquisition Sub 1 to Effect the First Merger. The obligations of Parent, Acquisition Sub 1 and Acquisition Sub 2 to effect the First Merger (and for the Parent External Adviser to fund the Cash Consideration) are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)         each of the representations and warranties of the Company contained in (i) Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d) (but only clause (i) thereof), Section 3.19 and Section 3.20 (collectively, the “Company Fundamental Representations”), without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (i), for such failures to be true and correct that are de minimis, (ii) clause (c) of Section 3.9 (the “Company No MAE Rep”) shall be true and correct in all respects as of the date hereof as though made on and as of such date, and (iii) Article III (other than the Company Fundamental Representations and the Company No MAE Rep), without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (iii), for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)         the Company shall have performed or complied in all material respects with all of its covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)         since the date of this Agreement, there shall not have occurred any facts, circumstances, events, changes, occurrences or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)         the Company shall have provided, or caused to be provided, any necessary or advisable notices to, and shall have received the consents with respect to the transactions contemplated hereby of, each of the parties set forth on Section 7.2(d) of the Company Disclosure Letter; and

(e)         Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d).

Section 7.3        Conditions to Obligation of the Company to Effect the First Merger. The obligation of the Company to effect the First Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)        each of the representations and warranties of Parent, Acquisition Sub 1, Acquisition Sub 2 and the Parent External Adviser, as applicable, contained in (i) Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.3(c) (but only clause (i) thereof), Section 4.13, Section 5.1, Section 5.2 and Section 5.4 (collectively, the “Parent Fundamental Representations”), without giving effect to any materiality, or “Parent Material Adverse Effect” or similar qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (i), for such failures to be true and correct that are de minimis, (ii) Section 4.9 (the “Parent No MAE Rep”) shall be true and correct in all respects as of the date hereof as though made on and as of such date, and (iii) Article IV and Article V, as applicable (other than the Parent Fundamental Representations and the Parent No MAE Rep), without giving effect to any materiality, “Parent Material Adverse Effect,” “Adviser Material Adverse Effect” or similar qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (iii), for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (in the case of representations and warranties contained in Article IV) or Adviser Material Adverse Effect (in the case of representations and warranties contained in Article V);

(b)         each of Parent, Acquisition Sub 1, Acquisition Sub 2 and the Parent External Adviser shall have performed or complied in all material respects with all of its covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)         since the date of this Agreement, there shall not have occurred any facts, circumstances, events, changes, occurrences or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)         the Company shall have received the written opinion of Simpson Thacher & Bartlett LLP (or, if Simpson Thacher & Bartlett LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized counsel as may be reasonably acceptable to the Company), as of the Closing Date, to the effect that the Mergers will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.3(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of the Company and Parent; and

(e)         the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1        Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)         by mutual written consent of each of Parent, the Parent External Adviser and the Company; or

(b)         by either Parent or the Company, if:

(i)         the First Merger shall not have been consummated on or before 5:00 p.m. (New York time) on the date that is nine (9) months after the date of this Agreement (the “Termination Date”); provided that, if on such date all conditions to Closing set forth in Article VII (other than Section 7.1(d) or Section 7.1(e) to the extent relating to any Antitrust Law) either have been satisfied (other than the conditions that by their nature can only be satisfied on the Closing Date, provided such conditions would be satisfied if the Closing were then to occur) or waived, as applicable, the Termination Date shall be automatically extended for three (3) months; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a material breach by such party of its representations, warranties, covenants or agreements under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii)         prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party if a material breach by such party (or, in the case of Parent, Acquisition Sub 1 or Acquisition Sub 2) of its representations, warranties, covenants or agreements under this Agreement has been the principal cause of or resulted in the issuance of such Law or Order or taking of such action; or

(iii)         the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Company Stockholder Approval shall not have been obtained at such Company Stockholders’ Meeting (or at any adjournment or postponement thereof) at which a vote on the approval of the Mergers was taken; or

(c)         by the Company if:

(i)         Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured by Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser, as applicable, on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(ii)         at any time prior to receipt of the Company Stockholder Approval, in order to substantially concurrently enter into a definitive agreement providing for a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.6; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) (A) if the Company has breached any provision of Section 6.6 in any material respect or (B) unless the Company shall concurrently pay the Company Termination Fee pursuant to Section 8.3(a).

(d)         by Parent if:

(i)         the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is not capable of being cured by the Company prior to the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser is then in material breach of any of its respective representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or

(ii)         at any time prior to the receipt of the Company Stockholder Approval, (A) the Company or the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change, (B) the Company breaches or otherwise violates Section 6.6 in any material respect, (C) the Company fails to recommend against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement thereof or (D) the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or the Company fails to include the Company Recommendation in the Proxy Statement.

Section 8.2        Effect of Termination. In the event that this Agreement is terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages, which shall not be limited to reimbursement of expenses or out-of-pocket costs and, in the case of liabilities or damages payable by the Company, Parent, an Acquisition Sub or the Parent External Adviser, shall include the benefits of the contemplated transactions lost by the Company’s or Parent’s stockholders, as applicable, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money, resulting from (i) any Intentional Breach of this Agreement by such party prior to such termination where the action or nonaction constituting or giving rise to such breach was intentionally undertaken by the party taking such action, with actual knowledge that such action or nonaction would constitute or give rise to a material breach of this Agreement, or (ii) Fraud by a party, in which case the aggrieved party shall be entitled to all remedies available at law or in equity (subject, other than in the case of Fraud, to Section 8.3); and provided, further, that the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6 and Article IX (and the definitions of the defined terms used therein) shall survive any termination of this Agreement pursuant to Section 8.1. The parties acknowledge and agree that nothing in Section 8.1 or this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.9.

Section 8.3        Termination Fees.

(a)            If, but only if, this Agreement is terminated by:

(i)            either Parent or the Company pursuant to Section 8.1(b)(iii), and (A) after the date of this Agreement and prior to the time of the Company Stockholders’ Meeting, a Competing Proposal was publicly disclosed and was not publicly withdrawn prior to the time of the Company Stockholders’ Meeting and (B) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to a Competing Proposal that is later consummated (regardless of whether such consummation happens prior to or following such twelve (12) month period) (provided, that for this purpose, the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)            the Company pursuant to Section 8.1(c)(ii); or

(iii)            Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee, by wire transfer of same day funds to the account or accounts designated by Parent (A) in the case of clause (i) above, prior to or substantially concurrently with the consummation of a Competing Proposal, should one occur (regardless of whether such consummation happens prior to or following the expiration of such twelve (12) month period) (provided, that for this purpose, the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”), (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, or (C) in the case of clause (iii) above, no later than two (2) Business Days following the date of such termination.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in cases involving (i) any Intentional Breach of this Agreement prior to such termination, or (ii) Fraud, the Company Termination Fee, to the extent paid in full when due and on the terms provided in Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent, Acquisition Sub 1, Acquisition Sub 2 and the Parent External Adviser against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers and employees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach by or failure to perform of the Company hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 8.2). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in cases involving (i) any Intentional Breach of this Agreement prior to such termination, or (ii) Fraud, the Company and its Subsidiaries shall have no claims against Parent, Acquisition Sub 1, Acquisition Sub 2 and the Parent External Adviser and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers and employees(collectively, the “Parent Related Parties”), for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach by or failure to perform of the Parent, Acquisition Sub 1, Acquisition Sub 2 and the Parent External Adviser hereunder and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Parent and the Parent External Adviser shall each remain obligated to comply with the provisions of this Agreement applicable to it that survive termination pursuant to Section 8.2).

(d)            Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or any of its Representatives commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 8.3, the Company shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (or such lesser rate as is the maximum permitted by Applicable Law).

Section 8.4      Amendment. Subject to Applicable Law, the parties hereto may only modify or amend this Agreement by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that after receipt of the Company Stockholder Approval, if any such amendment shall by Applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.

Section 8.5      Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by Applicable Law. At any time prior to the Effective Time, the Company or Parent may (a) waive or extend the time for the performance of any of the obligations or other acts of Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and expressly setting forth the nature of such extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.6      Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 8.3), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being acknowledged and agreed that Taxes imposed upon holders of Company Common Stock shall be borne by such holders).

Article IX

GENERAL PROVISIONS

Section 9.1      Non-Survival of Representations, Warranties and Agreements. The representations and warranties and covenants and agreements (to the extent such covenants and agreements contemplate or require performance prior to the Closing) in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement in this Agreement to the extent that, by its terms, it contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7.

Section 9.2      Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser:

Ares Capital Corporation
245 Park Avenue
New York, New York 10167
Email: [***]; [***]; [***]
Attention: Kort Schnabel, Scott Lem, Ian Fitzgerald

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Email: [***]; [***]; [***]
Attention: Alex Kelly, Owen Alexander, Mark Stagliano

if to the Company:

MidCap Financial Investment Corporation
9 West 57th Street
New York, NY 10019
Email: [***]
Attention: Kristin Hester

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, DC 20001
Email: [***]; [***]
Attention: Jonathan Corsico, Steven Grigoriou

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3      Interpretation; Certain Definitions.

(a)            The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)            Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed, admission or evidence of materiality, nor shall it be an admission of any violation or breach of any Contract, Permit or Law.

(c)            The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth above, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or official guidance promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules, regulations or official guidance promulgated thereunder, in each case, as of such date). Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules, regulations or official guidance promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “days” are to calendar days unless otherwise noted. Unless otherwise specified, the words “made available to” or “delivered to” (i) Parent or Acquisition Subs (or words of similar import) shall mean the documents posted to the applicable VDR at least two (2) calendar days prior to the date hereof or (ii) the Company or its Subsidiaries shall mean the documents posted to the applicable VDR at least two (2) calendar days prior to the date hereof or provided to the Company’s or its Subsidiaries’ outside counsel.

Section 9.4      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the First Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6      Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto), together with the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Voting Agreements, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7      No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.7 and this Section 9.7, in each case from and after the Effective Time) are intended third-party beneficiaries hereof.

Section 9.8      Governing Law; Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments therefor may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding brought in the Circuit Court for Baltimore City, Maryland, each of the parties further consents to the assignment of such proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.8.

Section 9.9      Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Without limiting the foregoing, the parties expressly acknowledge and agree that the Company shall be entitled to specific performance to cause (i) Parent, Acquisition Sub 1 and Acquisition Sub 2 to consummate the Mergers and the Closing and (ii) the Parent External Adviser to fund and deposit with the Exchange Agent the aggregate Cash Consideration and otherwise to perform its obligations under Section 2.1(a)(ii) and Section 2.2, in each case on the terms and subject to the conditions set forth in this Agreement. In no event shall any party be entitled to receive both monetary damages to which it is entitled pursuant to this Agreement and a grant of specific performance of the consummation of the transactions contemplated hereby; provided, that the pursuit of specific performance or other equitable relief shall not constitute an election of remedies or a waiver of any right to pursue monetary damages to which it is entitled under this Agreement, and if specific performance is denied or not granted, the party seeking such relief shall be entitled to pursue any monetary damages to which it is entitled under this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law and not to assert that a remedy of monetary damages would provide an adequate remedy for such breach. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.10      Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub 1, Acquisition Sub 2, the Parent External Adviser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARES CAPITAL CORPORATION

By:	/s/ Kort Schnabel
	Name:	Kort Schnabel
	Title:	Chief Executive Officer

UNION ACQUISITION SUB, INC.

By:	/s/ Kort Schnabel
	Name:	Kort Schnabel
	Title:	President

UNION ACQUISITION SUB LLC

By:	/s/ Kort Schnabel
	Name:	Kort Schnabel
	Title:	President

MIDCAP FINANCIAL INVESTMENT CORPORATION

By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer, Vice President and Secretary

ARES CAPITAL MANAGEMENT LLC (solely for the purposes of Section 2.1(a)(ii), Section 2.2, Article V, Article VII, Section 6.9, Section 8.1(a), Section 8.3, Section 8.5, Section 8.6 and Article IX (and the defined terms used therein))

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Adviser Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that has a material adverse effect on the ability of the Parent External Adviser to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby.

“Affiliate” means, with respect to any Person as of any relevant time of determination, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided that (i) no Parent Portfolio Company or Vehicle (or any form of real asset or property held by any form of asset holding structure of, or such other investment or portfolio company of, a Vehicle) advised, managed, sponsored or controlled by the Parent External Adviser or a member of the Parent External Adviser or any Person directly or indirectly controlled, controlled by or under common control with Parent, the Parent External Adviser or a member of the Parent External Adviser will be deemed to be an “Affiliate” of Parent, Acquisition Subs, the Parent External Adviser or their respective Affiliates (except that each of Parent, Acquisition Sub 1 and Acquisition Sub 2 shall be an Affiliate of the other) and (ii) no Company Portfolio Company or Vehicle (or any form of real asset or property held by any form of asset holding structure of, or such other investment or portfolio company of, a Vehicle) advised, managed, sponsored or controlled by the Company External Adviser or a member of the Company External Adviser or any Person directly or indirectly controlled, controlled by or under common control with the Company, the Company External Adviser or a member of the Company External Adviser will be deemed to be an “Affiliate” of Company, the Company External Adviser or their respective Affiliates (except that each of Company, its Affiliates and the Company External Adviser shall be an Affiliate of the other).

“Anti-Corruption Laws” means all laws, rules and regulations relating to bribery or corruption, including: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the UK Bribery Act 2010; (c) any laws implementing the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (d) any other applicable anti-corruption or anti-bribery laws.

“Anti-Money Laundering Laws” means all laws, rules and regulations of any Governmental Authority concerning or relating to terrorism financing or money laundering, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act.

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, judgment or directive (including those of any self-regulatory organization) applicable to and legally binding on the Parent External Adviser, Parent, Acquisition Sub 1, Acquisition Sub 2, the Company or any of their respective Affiliates, directors, officers, employees or agents, as the case may be.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“CLO” means a collateralized loan obligation transaction in respect of which the Company or the Successor Manager acts as the collateral manager.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Administration Agreement” shall mean the Second Amended and Restated Administration Agreement, dated as of May 17, 2018, by and between Apollo Investment Corporation, a Maryland corporation and the Company Administrator.

“Company Administrator” shall mean Apollo Investment Administration, LLC, a Delaware limited liability company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means June 30, 2026.

“Company Credit Agreement” means the Third Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 1, 2025 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof or as permitted under this Agreement), by and between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company External Adviser” shall mean Apollo Investment Management, L.P.

“Company Indenture” means the Indenture, dated as of October 9, 2012, as amended, supplemented or modified from time to time, by and between the Company and U.S. Bank National Association, as Trustee and the supplemental indentures thereto.

“Company Investment Advisory Agreement” shall mean the agreement entered into by the Company External Adviser with the Company for the purpose of providing investment advisory or investment management services.

“Company IT Systems” means the computers, software, code, hardware, platforms, servers, routers, hubs, switches, data communications lines, networks, and all other information technology equipment and assets owned, leased or licensed by the Company and its Subsidiaries.

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company, any of its Subsidiaries, or any of the Company Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or authoritative interpretations thereof; (iv) any change in the price or trading volume of the Company’s or any of the Company Portfolio Companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist); (v) any failure by the Company or any of the Company Portfolio Companies to meet published analyst estimates or expectations of the Company’s or such Company Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist); (vi) any failure by the Company, any of its Subsidiaries or any Company Portfolio Company to meet its internal or published projections, budgets, plans or Forecasts, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, including cyberterrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak, or the related responses of Governmental Authorities with respect thereto; (viii) the announcement of this Agreement, including (A) the initiation of litigation by any stockholders of the Company or any Stockholders of Parent, in each case, with respect to this Agreement or the transactions contemplated hereby, or (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with Company Portfolio Companies, due to the announcement of this Agreement (provided, that when “Company Material Adverse Effect” is used in relation to the representations and warranties of the Company in Sections 3.3(d) and 3.4, this clause (viii) shall be disregarded); (ix) any action taken by the Company or any of its Subsidiaries that is required to be taken pursuant to this Agreement; or (x) any actions taken or omitted to be taken at the express written request of Parent, to the extent taken in accordance with such request; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate.

“Company Owned Intellectual Property” shall mean all Intellectual Property Rights owned by the Company or its Subsidiaries.

“Company Portfolio Company” shall mean any entity in which the Company or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the schedule of investments included in the Company’s quarterly or annual reports.

“Company Privacy/Data Security Laws” means, to the extent relating to Processing of Personal Information or otherwise relating to data privacy, data security, or security breach notification requirements and to the extent applicable to the Company or its Subsidiaries, all Applicable Laws to the extent governing the receipt, collection, use, storage, handling, sharing, security, use, disclosure, transfer, or other Processing of Personal Information or the security (or breaches of security) of Company IT Systems.

“Company Privacy Requirement” means any of the following to the extent relating to Processing of Personal Information: (i) the Company’s or any of its Subsidiaries’ own public or posted policies and procedures (whether physical or technical in nature, or otherwise) and (ii) binding industry standards applicable to the Company or any of its Subsidiaries, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS).

“Company Recommendation” shall mean the recommendation of the Company Board (acting upon the recommendation of the Special Committee) that the stockholders of the Company approve the Mergers.

“Company Termination Fee” shall mean $31,360,000.00.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of April 27, 2026, by and between the Company and Ares Management LLC.

“Contract” shall mean any agreement, contract, subcontract, lease, sublease, investment advisory agreement, administration agreement, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person. The terms “controlling” and “controlled” shall have correlative meanings.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall be calculated as follows:

(i)            if the quotient of the Parent Common Stock Price and the Parent Per Share NAV is less than or equal to 100%, then the Exchange Ratio shall be the quotient (rounded to the fourth nearest decimal) of (A) (I) the Per Share Stock Consideration minus (II) the Post-Signing Tax Dividend Amount divided by (B) the Parent Per Share NAV;

(ii)            if the quotient of the Parent Common Stock Price and the Parent Per Share NAV is greater than 100% but less than or equal to 104.5%, then the Exchange Ratio shall be equal to the quotient (rounded to the fourth nearest decimal) of (A) the product of (I)(x) the Per Share Stock Consideration minus (y) the Post-Signing Tax Dividend Amount and (II) the sum of (x) 1.00 and (y) 50% of the difference between (a) the quotient of the Parent Common Stock Price and the Parent Per Share NAV and (b) 1.00 divided by (B) the Parent Common Stock Price; or

(iii)            if the quotient of the Parent Common Stock Price and the Parent Per Share NAV is greater than 104.5%, then the Exchange Ratio shall be equal to the quotient (rounded to the fourth nearest decimal) of (A) the product of (I)(x) the Per Share Stock Consideration minus (y) the Post-Signing Tax Dividend Amount and (II) 102.25% divided by (B) the Parent Common Stock Price.

“Existing CLO” means each of the CLOs listed in Section 6.22 of the Company Disclosure Letter.

“Fraud” means, of a Person, an intentional and knowing misrepresentation of or with respect to a representation or warranty set forth in this Agreement, or in any certificate delivered hereunder, by such Person, which misrepresentation constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied in accordance with past practice.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Government Official” means: (i) any full- or part-time officer or employee of any Governmental Authority, whether elected or appointed; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (iii) any political parties, political party officials, or candidates for political office.

“Hazardous Materials” shall mean all hazardous or toxic substances, materials or wastes, pollutants or contaminants defined as such by, or regulated as such under, any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intentional Breach” shall mean any material breach of this Agreement where the action or non-action constituting or giving rise to such breach was intentionally undertaken by the party taking such action, with actual knowledge that such action or non-action would or would reasonably be expected to constitute or give rise to a breach of this Agreement.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (v) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (vi) any capitalized lease obligations, (vii) all liabilities, prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement, prepayment or termination of any of the foregoing clauses (i) through (vi) and (viii) guarantees, endorsements and assumptions in respect of any of the foregoing clauses (i) through (vi).

“Intellectual Property Rights” means all intellectual property rights worldwide, including (i) patents and utility models, (ii) Trademarks, (iii) copyrights, mask works and copyrightable designs, (iv) trade secrets, and other intellectual property rights in know-how and confidential or proprietary information, and (v) all registrations and applications for the registration or issuance of any of the foregoing.

“International Trade Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Intervening Event” shall mean an event, occurrence, development or change in circumstances with respect to or impacting the Company and its Subsidiaries or the businesses of the Company and its Subsidiaries (other than any event, occurrence, development or change resulting from a breach of this Agreement by the Company), in each case taken as a whole, that was unknown to, and not reasonably foreseeable by, the Company Board as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Company Stockholder Approval is obtained; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event (whether alone or in combination): (i) the receipt, existence of or terms of an Inquiry or Competing Proposal or any matter relating thereto or consequence thereof; (ii) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock, changes in the credit or analyst ratings of the Company or its Subsidiaries or Parent or its Subsidiaries, or the performance of the Company or Parent relative to any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the underlying causes of any such change may, to the extent not otherwise excluded from this definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred); (iii) any action taken by the parties to this Agreement pursuant to any affirmative regulatory covenants set forth herein, or the consequences of any such action; or (iv) any event, occurrence, development or change in circumstances with respect to or impacting the Parent, the Parent External Adviser or their respective Subsidiaries.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge, after due inquiry of their respective direct reports, of those persons set forth in Section A-2 of the Company Disclosure Letter, (ii) with respect to Parent, the actual knowledge, after due inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Parent Disclosure Letter and (iii) with respect to the Parent External Adviser, the actual knowledge, after due inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Parent Disclosure Letter.

“Law” shall mean any domestic (federal, state or local) or foreign law, rule, regulation, statute, ordinance, order, judgment or decree promulgated by any Governmental Authority.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest or charge of any kind, encroachment, easement, covenant, restriction, real property title defect (or similar irregularity), option, right of first refusal or offer or other adverse claim.

“NASDAQ” shall mean The Nasdaq Global Select Market.

“Order” shall mean any decree, order, judgment, injunction, writ, declaration, temporary restraining order or other order in any Proceeding or issued by any Governmental Authority.

“Parent Administration Agreement” shall mean the Amended and Restated Administration Agreement, dated as of June 1, 2007, between Ares Capital Corporation and Ares Operations LLC.

“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent as of the Parent Balance Sheet Date and the footnotes thereto set forth in Parent’s quarterly report on Form 10-Q for the quarterly period ended on the Parent Balance Sheet Date.

“Parent Balance Sheet Date” means June 30, 2026.

“Parent Common Stock Price” means the closing price per share of Parent Common Stock on the date the Parent Per Share NAV is determined, or if the NASDAQ is closed on such date, on the most recent Trading Day as of such date.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent External Adviser Disclosure Letter” shall mean the disclosure letter delivered by Parent External Adviser to the Company simultaneously with the execution of this Agreement.

“Parent Investment Advisory Agreement” shall mean the Second Amended and Restated Investment Advisory and Management Agreement entered into by the Parent External Adviser with Parent for the purpose of providing investment advisory or investment management services.

“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Parent, any of its Subsidiaries, or any of the Parent Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or authoritative interpretations thereof; (iv) any change in the price or trading volume of Parent’s or any of the Parent Portfolio Companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist); (v) any failure by Parent or any of the Parent Portfolio Companies to meet published analyst estimates or expectations of Parent’s or such Parent Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist); (vi) any failure by Parent, any of its Subsidiaries or any Parent Portfolio Company to meet its internal or published projections, budgets, plans or Parent Forecasts, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, including cyberterrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak, or the related responses of Governmental Authorities with respect thereto; (viii) the announcement of this Agreement, including (A) the initiation of litigation by any stockholders of the Company or any Stockholders of Parent, in each case, with respect to this Agreement or the transactions contemplated hereby, or (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with Parent Portfolio Companies due to the announcement of this Agreement (provided, that when “Parent Material Adverse Effect” is used in relation to the representations and warranties of the Parent in Sections 4.3(c) and 4.4, this clause (viii) shall be disregarded); (ix) any action taken by Parent or any of its Subsidiaries that is required to be taken pursuant to this Agreement or (x) any actions taken or omitted to be taken at the express written request of the Company, to the extent taken in accordance with such request; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Net Asset Value” shall mean the net asset value of Parent as of a date mutually agreed by Parent and the Company that is no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time, as calculated by Parent in good faith and based upon the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by Parent and the Company), historically used by Parent in preparing the calculation of the net asset value per share of Parent Common Stock (with an accrual for any dividend declared by Parent and not yet paid).

“Parent Organizational Documents” shall mean the charter, bylaws, certificate of formation and/or limited liability company agreement, as applicable, each as amended to date, of each of Parent, Acquisition Sub 1 and Acquisition Sub 2.

“Parent Per Share NAV” shall mean the quotient of (i) the Parent Net Asset Value divided by (ii) the number of shares of Parent Common Stock issued and outstanding as of the close of business on the date the Parent Net Asset Value is calculated.

“Parent Portfolio Company” shall mean any entity in which Parent or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the schedule of investments included in Parent’s quarterly or annual reports.

“Pending Acquisition Agreement” shall mean any definitive agreement, duly executed and delivered as of the date of this Agreement, relating to the acquisition, lease or license (whether by merger, sale of stock, sale of assets or otherwise) of (i) any Company Portfolio Company investment or (ii) any corporation, partnership, limited liability company, other business organization or any division or all or any portion of the assets, business or properties of any other Person, in each case set forth on Section 6.1(e)(iv) of the Company Disclosure Letter.

“Pending Sale Agreement” shall mean any definitive agreement, duly executed and delivered as of the date of this Agreement, relating to the disposition, lease or license (whether by merger, sale of stock, sale of assets or otherwise) of (i) any Company Portfolio Company investment or (ii) any corporation, partnership, limited liability company, other business organization or any division or all or any portion of the assets, business or properties of any other Person, in each case set forth on Section 6.1(e)(iii) of the Company Disclosure Letter.

“Permit” shall mean any license, permit, variance, exemption, approval, qualification, authorization, consent or Order of any Governmental Authority.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law, in each case in the ordinary course of business, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and which are not violated by the current use and operation of such leased real property or the operation of the business of the applicable party or its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor which do not materially impair the current use or operation by the applicable party or its Subsidiaries of such leased real property, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or the Parent SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company or Parent, as applicable, and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent or the Company, as applicable, in writing, (vii) such Liens or other imperfections of title, if any, that would not, individually or in the aggregate, be material to a party and its Subsidiaries, taken as a whole, including Liens for any supplemental Taxes or assessments not shown by the public records, (viii) with respect to real property, Liens disclosed on existing title reports or existing surveys, in each case, that do not materially impair the current use or operation by the applicable party or its Subsidiaries of such real property, (ix) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (x) Liens described in Section A-2 to the Company Disclosure Letter or Section A-2 of the Parent Disclosure Letter, as applicable, (xi) licenses or grants of rights with respect to Intellectual Property Rights on a non-exclusive basis in the ordinary course of business, (xii) liens securing indebtedness that will be repaid under payoff letters or that the Company is otherwise obligated to discharge at Closing and (xiii) Liens securing any refinancing, renewal, extension or replacement of indebtedness secured by Liens described in clauses (vi), (ix) or (x), provided that the amount secured is not increased (other than by accrued interest, fees, premiums and expenses) and such Liens do not extend to any additional assets.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Per Share Stock Consideration” means an amount equal to $9.67.

“Personal Information” means any data or information that (i) directly or indirectly identifies or is reasonably capable of identifying a natural Person, or (ii) is considered “personally identifiable information”, “personal information”, or “personal data” under Applicable Law.

“Post-Signing Tax Dividend Amount” means the aggregate amount per share of Company Common Stock of any Tax Dividends (excluding, for clarity, Quarterly Dividends) declared by the Company after the date of this Agreement pursuant to Section 6.19 or otherwise and with a record date on or prior to the Closing Date, and with no dividend counted more than once.

“Proceeding” shall mean an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative, by or before a Governmental Authority.

“Process”, “Processed” or “Processing” means the collection, use, storage, processing, recording, transmission, modification, destruction, retrieval, disposal, sharing, or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through, across, over or in the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, agents, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Sanctioned Country” shall mean, at any time, a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and prior to July 1, 2025, Syria).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Country; or (c) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union Member State, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, Blue Sky Laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP; provided, that in the case of (i) the Company, no Company Portfolio Company shall be deemed to be a Subsidiary of the Company, and (ii) Parent, no Parent Portfolio Company shall be deemed a Subsidiary of the Parent, in each case, for the purposes of this Agreement.

“Successor Manager” means Parent or the Affiliate of Parent that (i) replaces the Company as the collateral manager for any CLO and/or (ii) is appointed as the collateral manager for any new CLO.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Dividend” shall mean a dividend or dividends with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Returns” shall mean returns, reports, forms or information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Taxing Authority.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third Party” shall mean any Person or group of Persons other than, for purposes of (i) Section 6.6, Parent, Acquisition Sub 1, Acquisition Sub 2, the Parent External Adviser and their respective Affiliates, or (ii) all other provisions of this Agreement, (a) Parent, Acquisition Sub 1, Acquisition Sub 2, the Parent External Adviser and their respective Affiliates, when used with reference to Parent, Acquisition Sub 1, Acquisition Sub 2 or the Parent External Adviser, or (b) the Company and its Affiliates, when used with reference to the Company.

“Trading Day” means any day on which NASDAQ is open for trading.

“Trademarks” shall mean trademarks, service marks, trade dress, trade names, internet domain names, and other indicia of source or origin.

“VDR” shall mean any electronic data room for “Project Union” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement, including the electronic data room hosted by Box under the title “MFIC - Ares (Project Union) - Diligence”.

“Vehicle” means any investment fund vehicle or any other similar investment arrangement (including any master or feeder fund or parallel fund, alternative investment vehicle, co-investment vehicle, joint venture, continuation vehicle, general or limited partnership, limited liability company, trust, business development corporation, registered investment company or real estate investment trust, in each case that serves as an investment fund vehicle or similar investment arrangement) or separately managed account, in each case, regardless of whether dedicated to a single investor or multiple investors, closed or open-ended or private or publicly traded.

Table of Definitions

Term	Section
Acceptable Confidentiality Agreement	Section 6.6(c)
Acceptable Courts	Section 9.8
Acquisition Sub 1	Preamble
Acquisition Subs	Preamble
Acquisition Sub 2	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.6(d)
Antitrust Laws	Section 6.4(a)
Articles of Second Merger	Section 1.3(b)
Bankruptcy and Equity Exception	Section 3.3(a)
BDC	Recitals
Book-Entry Shares	Section 2.1(a)(ii)
Cash Consideration	Section 2.1(a)(ii)
Canceled Shares	Section 2.1(a)(i)
Certificates	Section 2.1(a)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.3(c)
Company Board	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Section 2.1(a)(i)
Company Fundamental Representations	Section 7.2(a)
Company Leases	Section 3.16(b)
Company Leased Real Property	Section 3.16(b)
Company Material Contract	Section 3.15(a)
Company Notice Period	Section 6.6(d)(i)
Company No MAE Rep	Section 7.2(a)
Company Related Parties	Section 8.3(c)
Company Registered Intellectual Property	Section 3.13(a)
Company SEC Documents	Section 3.6(a)
Company Representative	Section 3.26
Company Stockholder Approval	Section 3.19
Company Stockholders’ Meeting	Section 6.3(b)
Company’s Articles	Section 3.1
Company’s Bylaws	Section 3.1
Competing Proposal	Section 6.6(g)(i)
Company Security Incident	Section 3.13(f)
Consent	Section 3.4
Delaware Secretary	Section 1.3(a)
Deposited Dividend	Section 6.19
D&O Indemnified Parties	Section 6.7(a)

DLLCA	Recitals
DTC	Section 2.2(b)
Effective Time	Section 1.3(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
First Merger	Recitals
First Merger Filing	Section 1.3(a)
Forecasts	Section 4.21(a)
Form N-14	Section 3.7
Inquiry	Section 6.6(a)
Intellectual Property Rights	Section 3.13(c)
Intended Tax Treatment	Section 6.13(a)
Interim Period	Section 6.1
Mergers	Recitals
Merger Consideration	Section 2.1(a)(ii)
MGCL	Recitals
Notice of Adverse Recommendation	Section 6.6(e)(i)
Note Redemption Documents	Section 6.15
Parent	Preamble
Parent Board	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent Common Stock	Section 2.1(a)(ii)(A)
Parent Draft 10-Q	Section 4.14(b)
Parent External Adviser	Preamble
Parent Forecasts	Section 3.29
Parent Fundamental Representations	Section 7.3(a)
Parent No MAE Rep	Section 7.3(a)
Parent Related Parties	Section 8.3(c)
Parent SEC Documents	Section 4.6(a)
Payoff Amount	Section 6.14
Payoff Letter	Section 6.14
Plan Assets	Section 3.25
Proxy Statement	Section 3.7
Quarterly Dividends	Section 6.1(d)
RIC	Section 3.14(h)
SDAT	Section 1.3(a)
Second Effective Time	Section 1.3(b)
Second Merger	Recitals
Second Merger Filings	Section 1.3(b)
Share Consideration	Section 2.1(a)(ii)
Similar Law	Section 3.25
Special Committee	Recitals
Special Committee Recommendation	Recitals
Superior Proposal	Section 6.6(g)(ii)
Surviving Corporation	Recitals
Surviving Company	Recitals
Takeover Statutes	Section 3.18
Termination Date	Section 8.1(b)(i)
Voting Agreements	Recitals